Exhibit 10.24

CREDIT AGREEMENT

Dated as of November 13, 2007

among

APP PHARMACEUTICALS, INC.,

APP PHARMACEUTICALS, LLC,

as the U.S. Borrower,

ABRAXIS BIOSCIENCE MANUFACTURING, LLC,

(to be renamed APP PHARMACEUTICALS MANUFACTURING, LLC),

as the P.R. Borrower,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent, Swing Line Lender and an L/C Issuer,

THE OTHER LENDERS PARTY HERETO,

and

DEUTSCHE BANK SECURITIES INC. and

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Lead Arrangers and as Joint Bookrunners

(i)

(ii)

(iii)

(iv)

SCHEDULES

1.01A	Mortgaged Properties

1.01B	Excluded Subsidiary

1.01C	Foreign Subsidiary

1.01D	Unrestricted Subsidiaries

2.01	Commitments

4.01	Certain Security Interests and Guarantees

5.05(a)(ii)-A	Derived Balance Sheets

5.05(a)(ii)-B	Derived Financial Statements

5.05(d)	Certain Liabilities

5.12	Subsidiaries and Other Equity Investments

7.01(b)	Existing Liens

7.02(f)	Existing Investments

7.03(b)	Existing Indebtedness

7.05(k)	Dispositions

7.08	Transactions with Affiliates

7.09	Existing Restrictions

12.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice

B	Swing Line Loan Notice

C-1	U.S. Tranche A Term Note

C-2	U.S. Tranche B Term Note

C-3	P.R. Term Note

C-4	Revolving Credit Note

C-5	Swing Line Note

D	Compliance Certificate

E	Assignment and Assumption

F-1	U.S. Subsidiary Guaranty

F-2	P.R. Subsidiary Guaranty

G-1	U.S. Security Agreement

G-2	P.R. Security Agreement

H	Solvency Certificate

I	Opinion Matters — Counsel to Loan Parties

J-1	U.S. Intellectual Property Security Agreement

J-2	P.R. Intellectual Property Security Agreement

K	Intercompany Subordination Agreement

L	Section 3.01(j) Certificate

(v)

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”) is entered into as of November 13, 2007, among APP PHARMACEUTICALS, INC., a Delaware corporation (together with any successor thereto, “Holdings”), APP PHARMACEUTICALS, LLC, a Delaware limited liability company (together with any successor thereto, the “U.S. Borrower”), ABRAXIS BIOSCIENCE MANUFACTURING, LLC (to be renamed APP PHARMACEUTICALS MANUFACTURING, LLC, following the Spin-off) a Puerto Rico limited liability company (together with any successor thereto, the “P.R. Borrower” and, together with the U.S. Borrower, the “Borrowers”), DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Swing Line Lender and an L/C Issuer, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and DEUTSCHE BANK SECURITIES INC. and WACHOVIA CAPITAL MARKETS, LLC, as Joint Lead Arrangers and Joint Bookrunners.

PRELIMINARY STATEMENTS

Pursuant to the Separation Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), Abraxis BioScience, Inc., a Delaware corporation (“ABBI”), intends to consummate transactions resulting in (i) the establishment of Holdings as a holding company owned by ABBI, (ii) a spinoff (the “Spin-off”) by Holdings of all or substantially all of the “Abraxis BioScience” business (representing the combined operations known as Abraxis Oncology and Abraxis Research) (the “ABB Business”) of ABBI and its subsidiaries, and (iii) Holdings holding, after the Spin-off, directly through the U.S. Borrower and its Subsidiaries, all or substantially all of the “Abraxis Pharmaceutical Products” business (representing the hospital based operations) (the “APP Business”) of ABBI and its Subsidiaries.

The Borrowers have requested that simultaneously with the consummation of the Spin-off, the Lenders extend credit to the Borrowers in the form of (i) tranche “A” term loans to the U.S. Borrower in an aggregate principal amount of $565,000,000, (ii) tranche “B” term loans to the U.S. Borrower in an aggregate principal amount of $400,000,000, (iii) term loans to the P.R. Borrower in an aggregate principal amount of $35,000,000 and (iv) a revolving credit facility to the U.S. Borrower in an aggregate principal amount of $150,000,000.

The proceeds of the Term Loans will be used (i) to capitalize the ABB Business, (ii) to finance the Refinancing, (iii) to pay Transaction Expenses, and (iv) for the working capital and general corporate purposes of the U.S. Borrower and its Subsidiaries. The proceeds of Revolving Credit Loans made after the Closing Date will be used for working capital, capital expenditures and other general corporate purposes of the U.S. Borrower and its Subsidiaries, including the financing of Permitted Acquisitions. Swing Line Loans made and Letters of Credit issued after the Closing Date will be used for general corporate purposes of the U.S. Borrower and its Subsidiaries. Notwithstanding the preceding sentences of this paragraph, no proceeds of Revolving Credit Loans or Swing Line Loans will be used for the purposes described in clauses (i) through (iii) of the first sentence of this paragraph.

The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABB Business” has the meaning specified in the preliminary statements to this Agreement.

“ABBI” has the meaning specified in the preliminary statements to this Agreement.

“Abraxis LLC” means Abraxis BioScience LLC, a Delaware limited liability company.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to Holdings, the U.S. Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component financial definitions used therein) were references to such Acquired Entity or Business or Converted Restricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Act” has the meaning set forth in Section 12.19.

“Additional Lender” has the meaning set forth in Section 2.14(a).

“Administrative Agent” means DBNY, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent. Unless the context otherwise requires, the term “Administrative Agent” as used herein and in the other Loan Documents shall include the Collateral Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 12.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means, at any time, the Commitments of all the Lenders at such time.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“APP Business” has the meaning set forth in the preliminary statements to this Agreement.

“Applicable Increased Term Loan Rate” shall mean, at any time, with respect to any Incremental Term Loans made available pursuant to a given Incremental Amendment, the amount determined by the Administrative Agent (and notified to the Lenders) to which the Applicable Rate then in effect for each Type and Tranche of Term Loan theretofore incurred must be increased, if at all, such that the Applicable Rate for each such Type and Tranche of such then outstanding Term Loans is 0.50% per annum lower than the effective interest margin for each Type of such Incremental Term Loans then being incurred. It is understood and agreed that each determination of the “Applicable Increased Term Loan Margin” shall be made by the Administrative Agent taking into account the relevant factors outlined in the second proviso appearing in fourth sentence of Section 2.14(a) and shall be conclusive and binding on the U.S. Borrower and all Lenders absent manifest error.

“Applicable Rate” means a percentage per annum equal to, with respect to (w) U.S. Tranche B Term Loans maintained as (A) Eurocurrency Rate Loans, 2.50% (or, on and after the date of the most recent Incremental Facility Closing Date in respect of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans) and (B) Base Rate Loans, 1.50% (or, on and after the date of the most recent Incremental Facility Closing Date in respect of any

Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans), (x) U.S. Tranche A Term Loans, P.R. Term Loans, Revolving Credit Loans and Letter of Credit fees, (i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (A) for U.S. Tranche A Term Loans and P.R. Term Loans maintained as Eurocurrency Rate Loans, 2.25% (or, on and after the date of the most recent Incremental Facility Closing Date in respect of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans), (B) for U.S. Tranche A Term Loans and P.R. Term Loans maintained as Base Rate Loans, 1.25% (or, on and after the date of the most recent Incremental Facility Closing Date in respect of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans), (C) for Revolving Credit Loans maintained as Eurocurrency Rate Loans, 2.35%, (D) for Revolving Credit Loans maintained as Base Rate Loans, 1.35% and (E) for Letter of Credit fees, 2.225% and (ii) thereafter, the percentages per annum set forth in the table below applicable to the respective Type of Revolving Credit Loans or Letter of Credit fees, as the case may be, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Total Leverage Ratio	Applicable Rate for U.S. Tranche A Term Loans and P.R. Term Loans maintained as Eurocurrency Rate Loans	Applicable Rate for U.S. Tranche A Term Loans and P.R. Term Loans maintained as Base Rate Loans	Applicable Rate for Revolving Credit Loans maintained as Eurocurrency Rate Loans	Applicable Rate for Revolving Credit Loans maintained as Base Rate Loans	Applicable Rate for Letter of Credit Fees
1	Less than 2.00:1.00	1.75%	0.75%	1.85%	0.85%	1.725%
2	Greater than or equal to 2.00:1.00, but less than 3.00:1.00	2.00%	1.00%	2.10%	1.10%	1.975%
3	Greater than or equal to 3.00:1.00	2.25%	1.25%	2.35%	1.35%	2.225%

(y) unused Revolving Credit Commitments, 0.375% and (z) any Type of Incremental Term Loan of a given Tranche that is not a U.S. Tranche A Term Loan or a U.S. Tranche B Term Loan, that percentage per annum set forth in, or calculated in accordance with, Section 2.14 and the respective Incremental Amendment (or, on and after the date of the most recent Incremental Facility Closing Date in respect of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans).

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the

Administrative Agent or the Required Lenders, the highest Pricing Level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained above in the definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by any Borrower for the relevant period pursuant to Sections 2.08 and 2.09 as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable as of (i) the date on which the Administrative Agent notified the U.S. Borrower of such inaccuracy or (ii) if such inaccuracy was caused by willful misconduct or gross negligence by the U.S. Borrower, at the time the interest or fees for such period were required to be paid pursuant to Section 2.08 or 2.09 (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.08, in accordance with the terms of this Agreement).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) with respect to any Letters of Credit issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (d) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means DBSI and WCM each in its capacity as a joint lead arranger and a joint bookrunner under this Agreement.

“Assignees” has the meaning specified in Section 12.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of ABBI and its Subsidiaries as of each of December 31, 2006, 2005 and 2004, and the related audited consolidated statements of income, stockholders’ equity and cash flows for ABBI and its Subsidiaries for the fiscal years ended December 31, 2006, 2005 and 2004, respectively.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, on any date (the “Reference Date”) an amount equal at such time to (a) the sum of, without duplication:

(i) $5,000,000;

(ii) an amount (which amount as calculated pursuant to this clause (i) shall not be less than zero) equal to the cumulative amount of Excess Cash Flow for all full fiscal years completed after the Closing Date (commencing with the fiscal year ending December 31, 2008) and prior to the Reference Date and Not Otherwise Applied;

(iii) the amount of any contributions of common equity to, or Permitted Equity Issuances by Holdings (in each case which are contributed as common equity to the U.S. Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date and Not Otherwise Applied; and

(iv) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into any Borrower or any Restricted Subsidiary, the Fair Market Value of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), but in each case only to the extent such Investments were made pursuant to Section 7.02(n);

minus (b) the sum of:

(i) the aggregate amount of any Investments made by Holdings, the U.S. Borrower or any Restricted Subsidiary pursuant to Section 7.02(n) after the Closing Date and on or prior to the Reference Date;

(ii) the aggregate amount of prepayments, repayments, redemptions, purchases, defeasances or other satisfactions made by Holdings, the U.S. Borrower or any Restricted Subsidiary pursuant to Section 7.13(a)(iv) after the Closing Date and on or prior to the Reference Date; and

(iii) the aggregate amount of Restricted Payments made by Holdings or the Borrowers pursuant to Section 7.06(h) after the Closing Date and on or prior to the Reference Date.

“Available Amount Leverage Condition” means, with respect to the utilization of the Available Amount pursuant to Section 7.02(n), 7.13(a)(iv) or 7.06(i), that the Total Leverage Ratio calculated on a Pro Forma Basis shall be less than or equal to 4.50:1.00.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent (or its designated Affiliate) as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent (or such Affiliate) based upon various factors including the Administrative Agent’s (or such Affiliate’s) costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent (or such Affiliate) shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a U.S. Term Borrowing or a P.R. Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in the State of New York, and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the U.S. Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the U.S. Borrower and the Restricted Subsidiaries, (b) all Capitalized Software Expenditures for such period and (c) all obligations under Capitalized Leases incurred by the U.S. Borrower and the Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b), (iv) expenditures that constitute any part of Consolidated Lease Expense, (v) expenditures that are accounted for as capital expenditures by the U.S. Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than U.S. Borrower or any Restricted Subsidiary and for which neither the U.S. Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by the U.S. Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vii) expenditures that constitute Permitted Acquisitions.

“Capitalized Leases” means, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet (excluding the footnotes thereto) of such Person; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the U.S. Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the U.S. Borrower and the Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at DBNY (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the U.S. Borrower or any Restricted Subsidiary:

(a) Dollars, Canadian Dollars, Euros, Pounds Sterling or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the United States government having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) readily marketable obligations issued or directly and fully guaranteed by any agency or instrumentality of the United States or any corporation operating pursuant to a federal charter, including but not limited to Freddie Mac, Federal Home Loan Bank, Fannie Mae, Federal Farm Credit Bank, and the Tennessee Valley Authority having average maturity of not more than 12 months from the date of acquisition thereof;

(d) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $500,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maximum maturities of not more than 12 months from the date of acquisition thereof and a weighted average maturity of not more than 9 months from the date of the acquisition thereof;

(e) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a Person rated A-2 (or the equivalent thereof) or better by S&P, P-2 (or the equivalent thereof) or better by Moody’s or F-2 (or the equivalent thereof) or better by Fitch (or, if at any time none of S&P, Moody’s or Fitch shall be providing a short term rating on such obligations, then an equivalent rating from any of these or any other nationally recognized rating service), in each case with maximum maturities of not more than 12 months from the date of acquisition thereof, and a weighted average maturity of not more than 9 months from the date of the acquisition thereof;

(f) repurchase obligations for underlying securities of the types described in (b), (c), (d) and (e) above entered into with any Approved Bank or recognized securities dealer having capital and surplus in excess of $500,000,000;

(g) securities with maximum maturities of not more than 12 months from the date of acquisition and a weighted average maturity of not more than 9 months from the date of the acquisition thereof issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P, Moody’s or Fitch (or, if at any time none of S&P, Moody’s or Fitch shall be rating such obligations, then an equivalent rating from any of these or any other nationally recognized rating service);

(h) marketable short-term money market and similar securities with average maturities or resets of 12 months or less from the date of acquisition having a rating of at least A-2, P-2 or F-2 from either S&P, Moody’s or Fitch, respectively, (or, if at any time none of S&P, Moody’s or Fitch shall be providing a short term rating on such obligations, then an equivalent rating from any of these or any other nationally recognized rating service);

(i) Investments, classified in accordance with GAAP as current assets of the U.S. Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $500,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition;

(j) auction rate securities which carry a “AAA” rating by S&P, Moody’s or Fitch and whose reset dates are no longer than 90 days from date of acquisition or prior reset; and

(k) in the case of a Foreign Subsidiary, substantially similar investments of the type described above denominated in foreign currencies and from similarly capitalized and rated foreign banks in the jurisdiction in which such Foreign Subsidiary is organized.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services and such Person’s successors and permitted assigns.

“Cash Management Obligations” means obligations owed by Holdings, the U.S. Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means treasury, depository and cash management services and any automated clearing house fund transfer services.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the U.S. Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any assets or property to replace such assets or property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the earliest to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than forty-five percent (45%) of the shares outstanding of Holdings; (c) Continuing Directors shall cease to constitute a majority of the board of directors of Holdings; (d) any “Change of Control” (or any comparable term) in any document pertaining to any Third Party Financing with an aggregate outstanding principal amount in excess of the Threshold Amount, except to the extent that such “Change of Control” (or comparable term) does not constitute a default or event of default under any such document and at the time of the occurrence of such event and at all times thereafter the U.S. Borrower or its respective Restricted Subsidiary would be able to redeem, prepay and/or otherwise satisfy 100% of the principal amount of all outstanding Indebtedness under or evidenced by such document, plus all accrued and unpaid interest, premium and fees with respect thereto, in compliance with the provisions of Section 7.13(a); (e) the U.S. Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of Holdings; or (f) the P.R. Borrower ceasing to be directly or indirectly wholly owned Subsidiary of the U.S. Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, U.S. Tranche A Term Lenders, U.S. Tranche B Term Lenders or P.R. Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, U.S. Tranche A Term Commitments, U.S. Tranche B Term Commitments or P.R. Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, U.S. Tranche A Term Loans, U.S. Tranche B Term Loans or P.R. Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Date Material Adverse Effect” means any effect, change, circumstance or development that, individually or in the aggregate with other such effects, changes, circumstances or developments is both material and adverse to the business, financial condition operations, results of operations, properties, assets or liabilities constituting the APP Business taken as a whole, other than any effect, change, circumstance or development resulting from an Excluded Matter.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and rules and regulations related thereto.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Agent” means DBNY, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that, subject to any applicable limitations set forth herein or in any Collateral Document:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii), 6.11 or 6.13 at such time, duly executed by each Loan Party thereto;

(b)(i) all Obligations shall have been unconditionally guaranteed by Holdings, the U.S. Borrower (in the case of Obligations under clauses (x) (to the extent incurred by the P.R. Borrower), (y) and (z) of the first sentence of the definition thereof) and each Restricted Subsidiary that is a Domestic Subsidiary and not an Excluded Subsidiary and (ii) all Obligations of the P.R. Borrower shall have been unconditionally guaranteed by each Restricted Subsidiary that is a Subsidiary of the P.R. Borrower and not an Excluded Subsidiary (other than an Excluded Subsidiary of the type described in clause (d) of the definition thereof);

(c) the Obligations and the Guarantees shall have been secured by a first-priority security interest in (i) all the Equity Interests of the U.S. Borrower, (ii) all of the Equity Interests of each Subsidiary directly owned by the U.S. Borrower (including the P.R. Borrower) or any Guarantor (other than the Equity Interests of any Unrestricted Subsidiary); provided that pledges of Equity Interests of each Foreign Subsidiary (except to the extent securing (directly or indirectly) the Obligations of the P.R. Borrower) shall be limited to 65% of the issued and outstanding Equity Interests of such Foreign Subsidiary at any time and (iii) 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary the Equity Interests of which have been transferred to any domestic subsidiary directly or indirectly owned by the U.S. Borrower substantially all the assets of which consist of securities of one or more Foreign Subsidiaries, Indebtedness issued by such Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries;

(d) except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a security interest in, and mortgages on, substantially all tangible and intangible assets of Holdings, the U.S. Borrower, each other Guarantor and, in the case of the Obligations of the P.R. Borrower, the P.R. Borrower (including (in each case) accounts (other than bank deposit accounts and securities accounts), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each owned property located in the United States or in a state or territory thereof (including Puerto Rico) described on Schedule 1.01A hereto or required to be delivered pursuant to Section 6.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first priority Lien (subject to prior Liens permitted by Section 7.01) on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) such existing surveys, existing abstracts, existing appraisals, customary legal opinions and other customary documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property and (iv) flood certificates covering each Mortgaged Property in form and substance acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the U.S. Borrower), the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the U.S. Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the U.S. Borrower.

“Collateral Documents” means, collectively, the Security Agreements, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 6.11 or Section 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, an L/C Issuer for its benefit or the Administrative Agent for the benefit of the L/C Issuer and any Lenders.

“Commitment” means a U.S. Term Commitment, a P.R. Term Commitment or a Revolving Credit Commitment, as the context may require.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital of the U.S. Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(iii) depreciation and amortization (including amortization of Capitalized Software Expenditures and amortization of deferred financing fees),

(iv) Non-Cash Charges,

(v) (x) extraordinary, unusual or non-recurring expenses or losses and (y) restructuring costs, integration costs, stock option and other equity-based compensation expenses, operational changes (including, to the extent applicable, from the Transactions), transaction fees and expenses and management fees and expenses, including, without limitation, any one time expense relating to enhanced business function or other transaction costs, including those associated with becoming a standalone entity or a public company, (it being understood that such adjustments and additions pursuant to this clause (v) may be incremental to (though not duplicative of) any Pro Forma Adjustments included in Consolidated EBITDA for such period as a result of the application of clause (C) of the proviso following clause (b) below),

(vi) any deductions attributable to minority interests,

(vii) any costs or expenses (excluding Non-Cash Charges) incurred by Holdings, any Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or the U.S. Borrower or net cash proceeds of an issuance of Equity Interests of Holdings or the U.S. Borrower (in each case, other than Disqualified Equity Interests),

(viii) losses on asset sales (other than ordinary course asset sales),

(ix) to the extent (1) covered by insurance under which the insurer has been properly notified and has not denied coverage in writing, expenses with respect to liability or casualty events or business interruption, and (2) actually reimbursed in cash, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(x) any non-cash increase in expenses (a) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) and any other one time non-cash charges resulting due to any change in accounting policy, (b) due to purchase accounting associated with the Transaction or (c) resulting from any amortization relating to product rights or asset purchases,

(xi) letter of credit fees and commitment fees, and

(xii) research and development expenses relating to the build-out of new facilities in Puerto Rico and Grand Island, New York and costs incurred to transfer production to or start-up new facilities in Puerto Rico and New York, including costs incurred to ready such facilities for use and costs, such as unfavorable manufacturing variances, incurred prior to achieving planned production levels, provided that the aggregate amount of all such expenses and costs added back pursuant to this clause (xiii) shall not exceed $25,000,000, $17,500,000 and $15,000,000 during Holdings’ fiscal years ending December 31, 2007, 2008 and 2009, respectively, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary and unusual or non-recurring cash gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period),

(iii) gains on asset sales (other than asset sales in the ordinary course of business),

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(v) all one-time gains from investments recorded using the equity method,

in each case, as determined on a consolidated basis for Holdings, the Borrowers and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Contracts for currency exchange risk),

(B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(C) there shall be included in determining Consolidated EBITDA for any period, without duplication, (i) the Acquired EBITDA of any Person, property, business or asset acquired by any Borrower or any Restricted Subsidiary during such period but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by any Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary (each, a “Converted Restricted Subsidiary”), in each case, based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (ii) for the purposes of the definition of the term “Permitted Acquisition” and Sections 7.02(i)(D), 7.02(n), 7.03(g), 7.04, 7.06(h) and 7.13(a), an adjustment in respect of each Acquired Entity or Business or Converted Restricted Subsidiary equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Administrative Agent (for further delivery to the Lenders), and

(D) for purposes of determining the Total Leverage Ratio the Senior Secured Leverage Ratio or Consolidated EBITDA, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or disposed of or so classified as discontinued operations, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition or classification).

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) non-cash losses on asset sales, disposals or abandonments, (b) any non-cash impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all non-cash losses from investments recorded using the equity method, (d) non-cash stock-based awards compensation expense, (e) non-cash expenses relating to the vesting of warrants and (f) other non-cash charges (provided that if any non-cash charges referred to in this clause (f) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

For purpose of any Test Period that requires utilizing a number for Consolidated EBITDA, for the first three (3) fiscal quarters of 2007, Consolidated EBITDA for all purposes under this Agreement shall be $52,693,000 for the first fiscal quarter of 2007, $65,892,000 for the second fiscal quarter of 2007 and $53,015,000 for the third fiscal quarter of 2007.

“Consolidated Lease Expense” means, for any period, all rental expenses of Holdings and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with sale-leaseback transactions permitted by Section 7.05(f)), excluding real estate taxes, personal property taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all obligations under Capitalized Leases, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) in the case of any period that includes a period ending prior to or during the fiscal quarter ending June 30, 2008, Transaction Expenses, (d) accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) incurred during such period in connection with any acquisition, investment, asset disposition, issuance of debt or issuance of equity securities, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments and (f) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the U.S. Borrower and the Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of indebtedness of Holdings and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of Unrestricted cash and Cash Equivalents.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the U.S. Borrower and the Restricted Subsidiaries on such date, including any deferred revenue classified as long-term on any such consolidated balance sheet, but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Continuing Directors” means the directors of Holdings on the Closing Date, as elected or appointed after giving effect to the Spin-off and the other transactions contemplated hereby, and each other director, if, in each case, such other directors’ nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Credit Agreement Party” means each of Holdings, the U.S. Borrower and the P.R. Borrower.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“DBNY” means Deutsche Bank AG New York Branch, in its individual capacity and any successor thereto by merger, consolidation or otherwise.

“DBSI” means Deutsche Bank Securities Inc., in its individual capacity and any successor thereto by merger, consolidation or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured (or, for purposes of Sections 2.03(a)(ii)(F) and 2.04(a) only, on the date required to be funded by it hereunder), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured (or, for purposes of Sections 2.03(a)(ii)(F) and 2.04(a) only, on the date when due), (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has notified the Borrowers and/or the Administrative Agent in writing of any of the foregoing (including any written notification of its intent not to comply with its obligations under Article 2).

“Derived Balance Sheet” has the meaning set forth in Section 5.05(a)(ii).

“Derived Financial Statements” has the meaning set forth in Section 5.05(a)(ii).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA (and the component financial definitions used therein) of such Sold Entity or Business (determined as if references to the U.S. Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans; provided that if such Equity Interests are issued to a plan for the benefit of employees of Holdings, the U.S. Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the U.S. Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means any (i) bank, financial institution or other Person designated by the U.S. Borrower to the Administrative Agent in writing prior to the date hereof, (ii) business competitor of the U.S. Borrower (it being understood and agreed that such reference to “business competitor” shall not include Affiliates (other than Subsidiaries) of such business competitor entities if such Affiliates are not direct business competitors and engage in investing in loans or extensions of credit similar to the Loans), (iii) an Affiliate of any Lender that is engaged as a principal primarily in private equity, mezzanine finance (unless the relevant mezzanine finance Affiliate agrees to keep any such information confidential in accordance with the provisions of Section 12.08, in which case, such Affiliate shall be deemed not be a Disqualified Institution for the purposes hereof) or venture capital or (iv) any institution (x) engaged primarily in private equity investments which does not engage in investing in loans or extensions of credit similar to the Loans or (y) engaged primarily in venture capital investments.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia, except any Restricted Subsidiary substantially all the assets of which consist of securities of one or more Foreign Subsidiaries, Indebtedness issued by such Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia, except any domestic Subsidiary substantially all the assets of which consist of securities of one or more Foreign Subsidiaries, Indebtedness issued by such Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 12.07(b).

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of November 13, 2007, by and among Holdings, the U.S. Borrower, Abraxis, LLC and New Abraxis, Inc., a Delaware corporation to be renamed Abraxis BioScience, Inc, as such Employee Matters Agreement is in effect on the Closing Date.

“Environmental Laws” means any and all applicable Federal, state, Commonwealth of Puerto Rico, local, and foreign statutes, Laws, treaties, conventions, regulations, ordinances, codes, rules, judgments, legally-binding governmental policies, orders, decrees, Environmental Permits, or principles of common law, now or hereafter in effect, or any agreement or consent decree entered into with any Governmental Authority and any judicial or administrative interpretation thereof, relating to the environment, natural resources, Hazardous Materials or human health and safety (to the extent related to exposure to Hazardous Materials), applicable to any Loan Party or any of its Subsidiaries or their respective operations or assets or any Mortgaged Properties owned, leased or operated by any Loan Party or any of its Subsidiaries.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigations, corrective actions or remediation, fines, penalties or indemnities), of the U.S. Borrower, the P.R. Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license, consent or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) the failure of any Pension Plan to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA; or (h) the existence of an Unfunded Current Liability with respect to a Pension Plan.

“Eurocurrency Rate” means (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurocurrency Rate Loan of the Administrative Agent (in its capacity as a Lender) (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurocurrency Rate Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the Interest Period applicable to such Eurocurrency Rate Loan commencing two Business Days thereafter as of 10:00 A.M. (New York City time) on the applicable date of determination, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges during such period, to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the U.S. Borrower and the Restricted Subsidiaries completed during such period), and

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the U.S. Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income,

(ii)(A) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness or equity issuances by Holdings or any of its Restricted Subsidiaries, and (B) the aggregate amount of expenditures made by Holdings and its Restricted Subsidiaries during such period for acquired or developed rights in pharmaceutical products, except to the extent such expenditures (1) already reduced Consolidated Net Income for such period, (2) such expenditures were financed with the proceeds of Indebtedness or equity issuances by Holdings or any of its Restricted Subsidiaries or (3) such expenditures exceed $20,000,000 in any such period,

(iii) the aggregate amount of all principal payments of long term Indebtedness of the U.S. Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loan pursuant to Sections 2.07(a), (b) or (c) but excluding (X) all other prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period, except to the extent financed with the proceeds of other Indebtedness of the U.S. Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the U.S. Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions by the U.S. Borrower and the Restricted Subsidiaries during such period),

(vi) cash payments by the U.S. Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the U.S. Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a) and Investments in the U.S. Borrower or any Restricted Subsidiary) to the extent that such Investments and acquisitions were financed with internally generated cash flow of the U.S. Borrower and the Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid during such period pursuant to Section 7.06(f) or (g) to the extent such Restricted Payments were financed with internally generated cash flow of the U.S. Borrower and the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the U.S. Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the U.S. Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the U.S. Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the U.S. Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Matter” means any effect, change, circumstance or development: (i) resulting from or attributable to the announcement of the Transaction, in each case including any actual or threatened termination, cancellation or limitation of, or any modification or change in, any business relationship of the APP Business (including any relationship with any supplier, employee, customer or group of suppliers, employees and customers, or performance) resulting from or attributable to any of the foregoing in this clause (i), (ii) relating to, or resulting from changes to, state, national or international political, social, general business or economic conditions (except to the extent that the APP Business, taken as a whole, is disproportionately affected thereby in any material respect as compared to other companies and businesses operating in the generic pharmaceutical industry), (iii) any failure in and of itself of the APP Business to meet any estimate or expectation with respect to revenue, earnings, earnings before interest, taxes, depreciation and amortization, results of operations, cash flow or other measures of financial or operating performance, in and of itself (it being understood that the facts giving rise to such failure that are not otherwise excluded hereunder in determining whether a Closing Date Material Adverse Effect has occurred or is reasonably expected to occur may be taken into account), (iv) relating, or resulting from changes to, any of the industries in which the APP Business operates (except to the extent that the APP Business, taken as a whole, is disproportionately affected thereby in any material respect as compared to other companies and businesses operating in the generic pharmaceutical industry), (v) relating to, or resulting from, the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States or any other jurisdiction in which the APP Business operates (except to the extent that the APP Business, taken as a whole, is disproportionately affected thereby in any material respect as compared to other companies and businesses operating in the generic pharmaceutical industry), (vi) relating to, or resulting from changes to, financial, banking, commodities or securities markets generally (including any disruption thereof and any decline in the price of any security market index or commodity), (vii) relating to changes after the date hereof in GAAP or the accounting rules and regulations of the SEC or any successor thereto (or interpretations thereof) or (viii) relating to changes in law or regulations (or interpretations thereof) (but only to the extent that the APP Business, taken as a whole, is not disproportionately affected thereby in any material respect as compared to other companies and businesses operating in the generic pharmaceutical industry).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) each Subsidiary listed on Schedule 1.01B hereto, (c) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (d) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) any captive insurance subsidiary (i.e., any Subsidiary that does not engage in any business or own any significant assets or have any significant liabilities other than providing insurance (except reinsurance in respect of insurance from a third-party insurance company) to, and collecting related premiums from, Holdings and its Subsidiaries with respect to those categories of risk that are not covered by Holdings and its Subsidiaries’ third party insurance risk coverage and which are not generally available at commercially reasonable rates as determined in good faith by Holdings), (f) any Subsidiary that is a not-for-profit organization under applicable laws, (g) any Subsidiary that the U.S. Borrower has designated in writing to the Administrative Agent as a special purpose entity but for only so long as such Subsidiary is not a Material Subsidiary and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the U.S. Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Facility” means the U.S. Tranche A Term Loans, the U.S. Tranche B Term Loans, the P.R. Term Loans, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the U.S. Borrower in good faith; provided that if the fair market value is equal to or exceeds 5% of the Consolidated Total Assets, such determination shall be made by the Board of Directors of the U.S. Borrower.

“Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Financial Covenant” means the covenant set forth in Section 7.11.

“Fitch” means Fitch Ratings, Ltd. and any successor thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(viii).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(viii).

“Foreign Lender” has the meaning specified in Section 3.01(j).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the U.S. Borrower which (a) is not a Domestic Subsidiary or (b) is set forth on Schedule 1.01C.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all indebtedness of the U.S. Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 12.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Supplements” has the meaning provided in the respective Subsidiary Guaranty.

“Guaranteed Creditors” shall mean and include each of the Agents, the Lenders, each L/C Issuer and each Person (other than any Loan Party or any of its Subsidiaries) party to a Secured Hedge Agreement or Cash Management Services to the extent that such Person constitutes a Secured Creditor under the Security Agreements.

“Guarantors” means, collectively, Holdings, the U.S. Borrower, each U.S. Subsidiary Guarantor and each P.R. Subsidiary Guarantor, in each case in such Person’s capacity as a Guarantor under the respective Guaranty to which it is a party.

“Guaranty” means, collectively, the Holdings Guaranty, the U.S. Borrower Guaranty and each Subsidiary Guaranty.

“Hazardous Materials” means (i) all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, materials, chemicals, constituents or pollutants; (ii) any chemicals, materials or substances defined as or included in a definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import under any applicable Environmental Law (iii) all petroleum or petroleum distillates and any petroleum product, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes; and (iv) any chemical, material or substance the use of, exposure to, or Release of which is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, and such Person’s successors and permitted assigns.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Holdings Guaranteed Obligations” shall mean the principal and interest on each Note and each Loan made under this Agreement, all reimbursement obligations and unpaid drawings with respect to each Letter of Credit issued for the account of the U.S. Borrower, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Borrowers to each Lender, each Agent, each L/C Issuer and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Document and the due performance and compliance by each Borrower with all the terms, conditions and agreements contained in the Loan Documents to which it is a party.

“Holdings Guaranty” has the meaning provided in Section 11.01.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Incremental Amendment” has the meaning set forth in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(a).

“Incremental Term Loans” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include trade payables and accrued expenses arising in the ordinary course of business and consistent with past practices.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby.

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

“Indemnitees” has the meaning set forth in Section 12.05.

“Information” has the meaning specified in Section 12.08.

“Intellectual Property Security Agreement” means a U.S. Intellectual Property Security Agreement, a P.R. Intellectual Property Security Agreement or both, as the case may be.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, substantially in the form attached as Exhibit K.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed to by each Lender of such Eurocurrency Rate Loan, nine or twelve months, as selected by the U.S. Borrower or the P.R. Borrower, as applicable, in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including by merger, consolidation, amalgamation or otherwise), (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be (i) except as otherwise set forth in clause (ii) of this definition, the amount actually invested (in the case of any non-cash asset invested, taking the Fair Market Value thereof at the time the investment is made), without adjustment for subsequent increases or decreases in the value of such Investment and (ii) in the case of any Investment deemed to be made in an Unrestricted Subsidiary pursuant to Section 6.14, as determined in accordance with the last sentence of Section 6.14.

“IP Collateral” means all “Intellectual Property Collateral” referred to in the Collateral Documents and all of the other IP Rights that are or are required by the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“IP Rights” has the meaning set forth in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state, Commonwealth of Puerto Rico and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means DBNY and any other Lender, and, in each case, any Affiliate thereof that becomes an L/C Issuer in accordance with Section 2.03(k) or 12.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing to the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or extension of, or amendment to, a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Intercompany Subordination Agreement, (vi) each Letter of Credit Application and (vii) that certain Letter Agreement among ABBI, the Credit Agreement Parties, the Lead Arrangers and the Lenders party hereto on the Closing Date.

“Loan Notice” means a notice pursuant to Section 2.02(a) of (a) a U.S. Tranche A Term Borrowing, (b) a U.S. Tranche B Term Borrowing, (c) a P.R. Term Borrowing, (d) a Revolving Credit Borrowing, (e) a conversion of Loans from one Type to the other, or (f) a continuation of Eurocurrency Rate Loans, which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Manufacturing Agreement” means the Manufacturing Agreement, to be dated as of the date hereof, to be entered into between New Abraxis, Inc. and the U.S. Borrower, as such Manufacturing Agreement is in effect on the Closing Date.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents to which they are a party or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Material Subsidiary” means, at any date of determination, (i) the P.R. Borrower and (ii) each other Restricted Subsidiary of the U.S. Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 6.01 were equal to or greater than 2.5% of the Consolidated Total Assets of Holdings and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the U.S. Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the Swing Line Facility and the Credit Extensions under each such Facility, November 13, 2012 and (b) with respect to the Term Loans, November 13, 2013.

“Maximum Rate” has the meaning specified in Section 12.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties, in each case, in form and substance reasonably satisfactory to the Collateral Agent (taking account of relevant local Law matters), and any other mortgages executed and delivered pursuant to Section 6.11.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings, the U.S. Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, the U.S. Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including Attorney Costs, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the U.S. Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, the U.S. Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by Holdings, the U.S. Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness or Equity Interests by Holdings, the U.S. Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash actually received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses (including Attorney Costs), incurred by Holdings, the U.S. Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Non-Cash Charges” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Non-Consenting Lenders” has the meaning specified in Section 3.07(d).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. The U.S. Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.

“Note” means a U.S. Term Note, a P.R. Term Note, a Revolving Credit Note or the Swing Line Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, (y) obligations of any Loan Party and its Subsidiaries arising under any Secured Hedge Agreement and (z) Cash Management Obligations, in the case of each of clauses (x), (y) and (z), including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary. Notwithstanding the foregoing, any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or the holders of the Cash Management Obligations.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of any L/C Borrowing with a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of any L/C Borrowing with a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 12.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings to the extent permitted hereunder.

“Permitted Holder” means (i) Dr. Patrick Soon-Shiong, his spouse or his lineal descendants (including by adoption and stepchildren) and (ii) any trust, partnership, limited liability company or corporation or other entity, in each case to the extent not an operating company, of which a 50% or more controlling interest is held by beneficiaries, partners or owners who are any of the persons described in clause (i) above or any combination of such persons; provided that (x) any such person described in clause (i) above that is either the sole trustee with respect to any such trust or has the right to both remove and appoint at least a majority of trustees with respect to any such trust (or such greater number of trustees necessary to direct or cause the direction of the management and policies of such trust), shall be deemed to hold a 50% or more controlling interest in such trust and (y) any such person described in clause (i) above that is either the sole general partner, sole member, sole managing member or sole director, as the case may be, with respect to any such partnership, limited liability company or corporation, as the case may be, or has the right to both remove and appoint (1) in the case of any such limited liability company, at least a majority of the managing members or members, of such limited liability company (or such greater number of managing members or members necessary to direct or cause the direction of the management and policies of such limited liability company) or (2) in the case of any corporation or other entity, at least a majority of the individuals governing such corporation or other entity (or such greater number of individuals necessary to direct or cause the direction of the management and policies of such corporation or other entity) shall be deemed to hold a 50% or more controlling interest in such partnership, limited liability company, corporation or other entity, as the case may be.

“Permitted Refinancing” means, with respect to any Person, any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, replaced, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus the amount of any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, replacement, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, and (d), (i) to the extent the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, replacement, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, replaced, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the U.S. Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the U.S. Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (iii)

such modification, replacement, refinancing, refunding, renewal or extension is incurred only by the Person (or Persons) who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pfizer Lease” means the lease agreement, dated February 14, 2007 between P.R. Borrower and Pfizer Pharmaceuticals, LLC, as such lease agreement is in effect on the Closing Date.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in the respective Security Agreement.

“Pledged Equity” has the meaning specified in the respective Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or conversion of an Unrestricted Subsidiary to a Converted Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion of an Unrestricted Subsidiary to a Converted Restricted Subsidiary is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion of an Unrestricted Subsidiary to a Converted Restricted Subsidiary is consummated.

“Principal L/C Issuer” means DBNY and any other L/C Issuer that has issued Letters of Credit having an aggregate Outstanding Amount in excess of $500,000.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the U.S. Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, certified by the U.S. Borrower to the Administrative Agent and the Lenders as having been determined in good faith to be reasonably anticipated to be realizable by the U.S. Borrower as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable cost savings and synergies, (b) operational changes occurring during such Post-Acquisition Period or (c) any additional costs incurred during such Post-Acquisition Period in each case in connection with the combination of the operations of such Acquired Entity or Business or such Converted Restricted Subsidiary with the operations of the U.S. Borrower and the Restricted Subsidiaries; provided that, (i) so long as such actions are taken (or a plan for the realization of such cost savings and synergies is established) during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings related to such actions will be realizable during such Test Period, or such additional costs, as applicable, will be incurred during such Test Period and (ii) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the U.S. Borrower or any division, product line, or facility used for operations of the U.S. Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition, conversion of an Unrestricted Subsidiary to a Converted Restricted Subsidiary, or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness, and (c) any Indebtedness incurred or assumed by the U.S. Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the U.S. Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided further that no pro forma adjustments shall apply to the consummation of the Transaction except as expressly contemplated in the definitions of “Consolidated EBITDA”.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the aggregate amount of the Commitments of all Lenders under the applicable Facility or Facilities at such time; provided that if such Commitment has been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” shall have the meaning set forth in Section 6.01(c).

“P.R.” or “Puerto Rico” means the Commonwealth of Puerto Rico.

“P.R. Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“P.R. Guaranteed Creditors” shall mean and include each of the Agents, the Lenders and each Person (other than any Loan Party or any of its Subsidiaries) party to a Secured Hedge Agreement or Cash Management Services to the extent that such Person constitutes a Secured Creditor under the P.R. Security Agreement.

“P.R. Intellectual Property Security Agreement” means the P.R. Intellectual Property Security Agreement, substantially in the form attached as Exhibit J-2.

“P.R. Loan Parties” means, collectively, the P.R. Borrower and each P.R. Subsidiary Guarantor.

“P.R. Security Agreement” means, collectively, the P.R. Security Agreement executed by the P.R. Loan Parties, substantially in the form of Exhibit G-2, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“P.R. Subsidiary Guarantor” means, collectively, the Subsidiaries of the P.R. Borrower that are Guarantors.

“P.R. Subsidiary Guaranty” means, collectively, (a) the P.R. Subsidiary Guaranty made by the P.R. Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2 and (b) each other guaranty and guaranty supplement delivered by a P.R. Subsidiary Guarantor pursuant to Section 6.11.

“P.R. Term Borrowing” means a borrowing consisting of simultaneous P.R. Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the P.R. Term Lenders pursuant to Section 2.01.

“P.R. Term Commitment” means, as to each P.R. Term Lender, its obligation to make a P.R. Term Loan to the P.R. Borrower pursuant to Section 2.01(a)(iii) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “P.R. Term Commitment” or in the Assignment and Assumption pursuant to which such P.R. Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the P.R. Term Commitments is $35,000,000.

“P.R. Term Lender” means, at any time, any Lender that has a P.R. Term Commitment or a P.R. Term Loan at such time.

“P.R. Term Loan” means a Loan made pursuant to Section 2.01(a)(iii).

“P.R. Term Note” means a promissory note of the P.R. Borrower payable to any P.R. Term Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the P.R. Borrower to such P.R. Term Lender resulting from the P.R. Term Loans made by such P.R. Term Lender.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Reference Date” has the meaning specified in the definition of “Available Amount”.

“Refinanced Term Loans” has the meaning specified in Section 12.01.

“Refinancing” means the repayment of all outstanding loans and the termination of all commitments under the Credit Agreement dated as of April 18, 2006 (as amended, supplemented and otherwise modified from time to time) by ABBI, the lenders party thereto and Fifth Third Bank, as administrative agent.

“Register” has the meaning set forth in Section 12.07(d).

“Regulation D” shall mean Regulation D of the FRB as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Related Parties” has the meaning specified in Section 12.08.

“Release” means actively or passively dumping, disposing, discharging, injecting, spilling, pumping, leaking, leaching, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replacement Term Loans” has the meaning specified in Section 12.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Credit Agreement Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Credit Agreement Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Agreement Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Credit Agreement Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Agreement Party.

“Restoration Certification” means, with respect to any Casualty Event, a certification made by a Responsible Officer of the U.S. Borrower or a Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the eighteen (18) month period following the receipt of insurance or condemnation proceeds after such Casualty Event certifying (a) that the U.S. Borrower or such Restricted Subsidiary intends to use the Net Cash Proceeds received in connection with such Casualty Event to repair, restore or replace the property or assets in respect of which such Casualty Event occurred, (b) the approximate costs of completion of such repair, restoration or replacement and (c) the approximate time period for completion of such repair, restoration or replacement.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents appears (or would be required to appear) under GAAP as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to Loan Documents or Liens created thereunder).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the U.S. Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings, the U.S. Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings (including each Borrower) other than an Unrestricted Subsidiary.

“Returns” has the meaning set forth in Section 5.10.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the U.S. Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including, if applicable, pursuant to Section 2.14. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $150,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, at any time, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans at such time and its Pro Rata Share of the sum of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the U.S. Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-4 hereto, evidencing the aggregate Indebtedness of the U.S. Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Credit Percentage” of any Revolving Credit Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Revolving Credit Commitment of such Revolving Credit Lender at such time and the denominator of which is the aggregate Revolving Credit Commitments of all Lenders at such time, provided that if any such determination is to be made after the Revolving Credit Commitments have terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means, with respect to disbursements and payments, immediately available funds in Dollars.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 3.01(j)(i) Certificate” has the meaning specified in Section 3.01(j)(i).

“Secured Hedge Agreement” means any Swap Contract permitted under Article 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” has the meaning specified in the respective Security Agreement.

“Secured Parties” shall have the meaning specified in the respective Collateral Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the U.S. Security Agreement, the P.R. Security Agreement or both, as applicable.

“Security Agreement Supplement” has the meaning specified in the respective Security Agreement.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period that is secured by a Lien on any property or assets owned by Holdings or any of its Subsidiaries other than any portion of such Consolidated Total Debt that is (i) expressly subordinated in right of payment to the Obligations pursuant to subordination provisions reasonably satisfactory to the Administrative Agent or (ii) secured by Liens on the Collateral (but not on any other assets or properties of Holdings or any of its Subsidiaries) that are expressly subordinated to the Liens created pursuant to the Collateral Documents pursuant to intercreditor agreements reasonably satisfactory to the Administrative Agent to (b) Consolidated EBITDA for such Test Period.

“Separation Agreement” means the Separation and Distribution Agreement, dated as of November 13, 2007, by and among Holdings, the U.S. Borrower, New Abraxis, Inc., a Delaware corporation (to be renamed Abraxis BioScience, Inc.) and Abraxis LLC.

“Separation Documents” means the Separation Agreement, all exhibits, schedules and annexes thereto and the transition services agreement, the Manufacturing Agreement, dual officer agreement, the tax allocation agreement, the warehouse services agreement, the Employee Matters Agreement, and certain leases and other material agreements related thereto.

“Separation Lease Agreements” means (i) the Lease Agreement dated as of November 13, 2007, by and between Abraxis LLC, as Lessor, and the U.S. Borrower, as Lessee for the premises located at 2020 Ruby Street, Melrose Park, Illinois, (ii) the Lease Agreement, dated as of November 13, 2007, by and between the U.S. Borrower, as Lessor and Abraxis LLC as Lessee for the premises located at 3159 Staley Road, Grand Island, New York, (iii) the Lease Agreement, dated as of November 13, 2007, by and between Abraxis LLC as Lessor, and the U.S. Borrower as Lessee for the warehouse facilities located at 2045 N. Cornell Avenue, Melrose Park, Illinois and (iv) the Lease Agreement, dated as of November 13, 2007, by and between Abraxis LLC as Lessor, and the U.S. Borrower, as Lessee, for the research and development facility located at 2045 N. Cornell Avenue, Melrose Park, Illinois, in such case as each Lease Agreement is in effect on the Closing Date.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 12.07(h).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan, Revolving Commitment Increase or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Spin-off” shall have the meaning provided in the Separation Agreement (as in effect on the Closing Date).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the U.S. Borrower.

“Subsidiary Guaranty” means the U.S. Subsidiary Guaranty, the P.R. Subsidiary Guaranty or both, as applicable.

“Subsidiary Guarantor” means a U.S. Subsidiary Guarantor, a P.R. Subsidiary Guarantor or both, as applicable.

“Supermajority Lenders” of any Tranche means those Lenders that would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the reference to “50%” contained therein were changed to “66 2/3%.”

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options,

forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contract has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include, with the consent of the U.S. Borrower, a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available to the U.S. Borrower by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means DBNY, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the U.S. Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-5 hereto, evidencing the aggregate Indebtedness of the U.S. Borrower to the Swing Line Lender resulting from Swing Line Loans made by the Swing Line Lender.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Commitment” means a U.S. Term Commitment, a P.R. Term Commitment or both, as the context may require.

“Term Loan” means a U.S. Term Loan, a P.R. Term Note or both, as the context may require.

“Term Note” means a U.S. Term Note, a P.R. Term Note or both, as the context may require.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the U.S. Borrower then last ended.

“Third Party Financing” has the meaning specified in Section 7.13.

“Third Party Financing Documentation” means any documentation governing any Third Party Financing.

“Threshold Amount” means $40,000,000.

“TL Repayment Percentage” of any Tranche of Term Loans at any time shall be a fraction (expressed as a percentage) (x) the numerator of which is the aggregate principal amount of outstanding Term Loans of such Tranche and (y) the denominator of which is the sum of the aggregate principal amount of all outstanding Term Loans at such time.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means, at any time, the sum of (i) the aggregate Outstanding Amount of all Loans at such time plus (ii) the aggregate Outstanding Amount of all L/C Obligations at such time.

“Tranche” means a category of Commitments or Credit Extensions thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the unused Revolving Commitments, the outstanding Revolving Credit Loans, the outstanding Swing Line Loans and L/C Obligations in respect of Letters of Credit, (b) the outstanding U.S. Tranche A Term Loans, (c) the U.S. Tranche B Term Loans and (d) the outstanding P.R. Term Loans.

“Transaction” means, collectively, (a) the Spin-off, (b) the funding of the Term Loans and Revolving Credit Loans (if any) on the Closing Date, (c) the Refinancing, (d) the consummation of any other transactions in connection with the foregoing (including, without limitation, the transactions consummated pursuant to the Separation Documents, as same are in effect on the date hereof), and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the U.S. Borrower or any Restricted Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” has the meaning set forth in Section 4.01(e).

“Unfunded Current Liability” of any Pension Plan means the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction (including, without limitation, Puerto Rico), to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted” means, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” means (i) each Subsidiary of the U.S. Borrower listed on Schedule 1.01D and (ii) any Subsidiary of the U.S. Borrower designated by the board of directors of Holdings or the U.S. Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof.

“U.S. Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“U.S. Borrower Guaranteed Obligations” means the principal and interest on each P.R. Term Note and each P.R. Term Loan made under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the P.R. Borrower to each Lender, each Agent, each L/C Issuer and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Document and the due performance and compliance by the P.R. Borrower with all the terms, conditions and agreements contained in the Loan Documents to which it is a party.

“U.S. Borrower Guaranty” has the meaning provided in Section 10.01.

“U.S. Intellectual Property Security Agreement” means the U.S. Intellectual Property Security Agreement, substantially in the form attached as Exhibit J-1.

“U.S. Lender” has the meaning set forth in Section 3.01(k).

“U.S. Loan Parties” means, collectively, Holdings, the U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Security Agreement” means, collectively, the U.S. Security Agreement executed by the U.S. Loan Parties, substantially in the form of Exhibit G-1, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“U.S. Subsidiary Guarantor” means, collectively, the Subsidiaries of the U.S. Borrower that are Guarantors.

“U.S. Subsidiary Guaranty” means, collectively, (a) the U.S. Subsidiary Guaranty made by the U.S. Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1 and (b) each other guaranty and guaranty supplement delivered by the U.S. Subsidiary Guarantors pursuant to Section 6.11.

“U.S. Term Borrowing” means a U.S. Tranche A Term Borrowing, a U.S. Tranche B Term Borrowing or both, as the context may require.

“U.S. Term Commitment” means a U.S. Tranche A Term Commitment, a U.S. Tranche B Term Commitment or both, as the context may require.

“U.S. Term Lender” means a U.S. Tranche A Term Lender, a U.S. Tranche B Term Lender or both, as the context may require.

“U.S. Term Loan” means a U.S. Tranche A Term Loan, a U.S. Tranche B Term Loan or both, as the context may require.

“U.S. Term Note” means a U.S. Tranche A Term Note, a U.S. Tranche B Term Note or both, as the context may require.

“U.S. Tranche A Term Borrowing” means a borrowing consisting of simultaneous U.S. Tranche A Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the U.S. Tranche A Term Lenders pursuant to Section 2.01(a)(i).

“U.S. Tranche A Term Commitment” means, as to each U.S. Tranche A Term Lender, its obligation to make a U.S. Tranche A Term Loan to the U.S. Borrower pursuant to Section 2.01(a)(i) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Tranche A Term Commitment” or in the Assignment and Assumption pursuant to which such U.S. Tranche A Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the U.S. Tranche A Term Commitments is $565,000,000.

“U.S. Tranche A Term Lender” means, at any time, any Lender that has a U.S. Tranche A Term Commitment or a U.S. Tranche A Term Loan at such time.

“U.S. Tranche A Term Loan” means a Loan made pursuant to Section 2.01(a)(i).

“U.S. Tranche A Term Note” means a promissory note of the U.S. Borrower payable to any U.S. Tranche A Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the U.S. Borrower to such U.S. Tranche A Term Lender resulting from the U.S. Tranche A Term Loans made by such U.S. Tranche A Term Lender.

“U.S. Tranche B Term Borrowing” means a borrowing consisting of simultaneous U.S. Tranche B Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the U.S. Tranche B Term Lenders pursuant to Section 2.01(a)(ii).

“U.S. Tranche B Term Commitment” means, as to each U.S. Tranche B Term Lender, its obligation to make a U.S. Tranche B Term Loan to the U.S. Borrower pursuant to Section 2.01(a)(ii) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Tranche B Term Commitment” or in the Assignment and Assumption pursuant to which such U.S. Tranche B Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the U.S. Tranche B Term Commitments is $400,000,000.

“U.S. Tranche B Term Lender” means, at any time, any Lender that has a U.S. Tranche B Term Commitment or a U.S. Tranche B Term Loan at such time.

“U.S. Tranche B Term Loan” means a Loan made pursuant to Section 2.01(a)(ii).

“U.S. Tranche B Term Note” means a promissory note of the U.S. Borrower payable to any U.S. Tranche B Term Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the U.S. Borrower to such U.S. Tranche B Term Lender resulting from the U.S. Tranche B Term Loans made by such U.S. Tranche B Term Lender.

“Waivable Repayment” has the meaning set forth in Section 2.05(b)(ix).

“WCM” means Wachovia Capital Markets, LLC, in its individual capacity and any successor thereto by merger, consolidation or otherwise.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision hereof or thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio and Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04. Rounding. Any financial ratios required to be satisfied by the U.S. Borrower in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles 2, 9 and 10) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the U.S. Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

SECTION 1.09. Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrowers’ consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans. (a) The Term Borrowings. (i) Subject to the terms and conditions set forth herein, each U.S. Tranche A Term Lender severally agrees to make to the U.S. Borrower a single loan denominated in Dollars in a principal amount equal to such U.S. Tranche A Term Lender’s U.S. Tranche A Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed. U.S. Tranche A Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(ii) Subject to the terms and conditions set forth herein, each U.S. Tranche B Term Lender severally agrees to make to the U.S. Borrower a single loan denominated in Dollars in a principal amount equal to such U.S. Tranche B Term Lender’s U.S. Tranche B Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed. U.S. Tranche B Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(iii) Subject to the terms and conditions set forth herein, each P.R. Term Lender severally agrees to make to the P.R. Borrower a single loan denominated in Dollars in a principal amount equal to such P.R. Term Lender’s P.R. Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a)(iii) and repaid or prepaid may not be reborrowed. P.R. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the U.S. Borrower (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the period from the Closing Date until the Maturity Date with respect to the Revolving Credit Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the U.S. Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each U.S. Tranche A Term Borrowing, each U.S. Tranche B Term Borrowing, each P.R. Term Borrowing, each Revolving Credit Borrowing, each conversion of U.S. Tranche A Term Loans, U.S. Tranche B Term Loans, P.R. Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans as such shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:30 p.m. (New York City time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or conversion of any Eurocurrency Rate Loans to Base Rate Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) (x) if made by the U.S. Borrower, whether the U.S. Borrower is requesting a U.S. Tranche A Term Borrowing, a U.S. Tranche B Term Borrowing, a Revolving Credit Borrowing, a conversion of U.S. Tranche A Term Loans, U.S. Tranche B Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans made to the U.S. Borrower, and (y) if made by the P.R. Borrower, whether the P.R. Borrower is requesting a P.R. Term Borrowing or a conversion of P.R. Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans made to the P.R. Borrower, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing U.S. Tranche A Term Loans, U.S. Tranche B Term Loans, P.R. Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by a Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate

Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:30 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided the Administrative Agent by such Borrower; provided that if, on the date the Loan Notice with respect to such Borrowing is given by the U.S. Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the U.S. Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the applicable Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the applicable Borrower and Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change. All computations of interest hereunder shall be made in accordance with Section 2.8 and Section 2.10 hereunder.

(e) After giving effect to all U.S. Tranche A Term Borrowings, all U.S. Tranche B Term Borrowings, all P.R. Term Borrowings, all Revolving Credit Borrowings, all conversions of U.S. Tranche A Term Loans, U.S. Tranche B Term Loans, P.R. Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of U.S. Tranche A Term Loans, U.S. Tranche B Term Loans, P.R. Term Loans or Revolving Credit Loans as the same Type, at no time shall there be more than fifteen (15) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit, on a sight basis, denominated in Dollars and for the account of the U.S. Borrower (provided that any Letter of Credit may be for the benefit of any Restricted Subsidiary of the U.S. Borrower) and to amend, renew or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the U.S. Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the U.S. Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur (i) in the case of standby Letters of Credit, more than twelve months after the date of issuance or last renewal thereof and (ii) in the case of a commercial Letter of Credit, more than 180 days after the date of issuance or last renewal thereof, unless, in each case, the relevant L/C Issuer has approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the relevant L/C Issuer has approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E) any Revolving Credit Lender is a Defaulting Lender at such time, unless such L/C Issuer has entered into arrangements reasonably satisfactory to it and the U.S. Borrower to eliminate such L/C Issuer’s risk with respect to the participation in Letters of Credit by such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the L/C Obligations; or

(F) the expiry date of such requested Letter of Credit would occur after the Maturity Date with respect to the Revolving Credit Facility, unless all the Revolving Credit Lenders have approved such expiry date or unless the Revolving Credit Lenders cease to hold a participation in, and to be obligated in any manner to reimburse or otherwise indemnify the relevant L/C Issuer for any amounts drawn under, such Letter of Credit and the relevant L/C Issuer has approved such expiry date.

(iii) An L/C Issuer shall be under no obligation to amend or extend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued, extended or amended, as the case may be, upon the request of the U.S. Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the U.S. Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:30 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment or extension, as the case may be or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment or extension of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended or extended; (2) the proposed date of amendment or extension thereof (which shall be a Business Day); (3) the nature of the proposed amendment or the length of extension and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the U.S. Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance, amendment or extension is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the U.S. Borrower or enter into the applicable amendment or extension, as the case may be.

Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share multiplied by the amount of such Letter of Credit.

(iii) If the U.S. Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the U.S. Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or the U.S. Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment or extension to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the U.S. Borrower and the Administrative Agent a true and complete copy of such Letter of Credit, amendment or extension.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the U.S. Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the Business Day immediately following any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the U.S. Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, with interest on the amount so paid or disbursed by such L/C Issuer, to the extent not reimbursed on the date of such payment or disbursement. If the U.S. Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the U.S. Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in

Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the U.S. Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the U.S. Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the U.S. Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the U.S. Borrower of a Loan Notice). No making of an L/C Advance shall relieve or otherwise impair the obligation of the U.S. Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate for the first three days and equal to the rate applicable to Revolving Credit Loans that are maintained as Base Rate Loans for each day thereafter. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the U.S. Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate for the first three days and equal to the rate applicable to Revolving Credit Loans that are maintained as Base Rate Loans for each day thereafter.

(e) Obligations Absolute. The obligation of the U.S. Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from any Guaranty or any other guarantee, for all or any of the Obligations any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the U.S. Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the U.S. Borrower to the extent permitted by applicable Law) suffered by the U.S. Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and the U.S. Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any draft, demand, certificate or other document expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The U.S. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the U.S. Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the U.S. Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the U.S. Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the U.S. Borrower which the U.S. Borrower proves were caused by such L/C Issuer’s bad faith, willful misconduct, fraud or gross negligence or such L/C Issuer’s bad faith or willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case, as are determined by a court of competent jurisdiction by final and nonappealable judgment). In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) If an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the U.S. Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (iv) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the U.S. Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing, the Letter of Credit Expiration Date, the date such determination to require Cash Collateral is made or the date of such Event of Default under Section 8.1(f), as the case may be), and shall do so not later than 2:00 P.M., New York City time, on (x) in the case of the immediately preceding clauses (i) through (iii), (1) the Business Day that the U.S. Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the U.S. Borrower receives such notice and (y) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The U.S. Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the U.S. Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the U.S. Borrower.

(h) Letter of Credit Fees. The U.S. Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit, if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The U.S. Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum (or such other amount as is agreed in a separate writing between the relevant L/C Issuer and the U.S. Borrower) of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit, if such maximum amount increases periodically pursuant to the terms of such Letter of Credit), provided that in any event the minimum amount of any fronting fee payable in any twelve-month period for each Letter of Credit shall be not less than $500 (it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of the applicable fronting fee that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof). Except as contemplated by the proviso contained in the immediately preceding sentence, such fronting fees shall be (x) computed on a quarterly basis in arrears and (y) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the U.S. Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the U.S. Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

SECTION 2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the U.S. Borrower from time to time on any Business Day after the Closing Date until the Maturity Date in respect of the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, (i) except as otherwise provided above in this clause (a) after giving effect to any Swing Line Loan, in no event shall the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect and (i) notwithstanding the foregoing, the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when any Revolving Credit Lender is a Defaulting Lender, unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the U.S. Borrower to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender’s participation in such Swing Line Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans; provided further that, the U.S. Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the U.S. Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall only be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the U.S. Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the U.S. Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the U.S. Borrower.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the U.S. Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the U.S. Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the U.S. Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender

(acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate for the first three days and equal to the rate applicable to Revolving Credit Loans that are maintained as Base Rate Loans for each day thereafter. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the U.S. Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the U.S. Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate for the first three days and equal to the rate applicable to Revolving Credit Loans that are maintained as Base Rate Loans for each day thereafter. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the U.S. Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The U.S. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05. Prepayments. (a) Optional. (i) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time, without penalty or premium, voluntarily prepay (x) in the case of the P.R. Borrower, P.R. Term Loans or (y) in the case of the U.S. Borrower, U.S. Tranche A Term Loans, U.S. Tranche B Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:30 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Class(es) and Type(s) of Loans to be prepaid and, in the case of a prepayment of Term Loans, the manner in which such prepayment shall be applied to repayments thereof required pursuant to Sections 2.07(a), (b) or (c); provided that (1) in the event such notice of prepayment of Term Loans fails to specify the manner in which the respective prepayment of Term Loans will apply to each Tranche thereof, such prepayment shall apply to pro rata each Tranche of Term Loans (based upon the TL Percentage of the various Tranches of outstanding Term Loans) and (2) in the event such notice fails to specify the manner in which the respective prepayment of Term Loans shall be applied to repayments thereof required pursuant to Sections 2.07(a), (b) or (c), as the case may be, such prepayment of Term Loans shall be applied in direct order of maturity to repayments thereof required pursuant to Sections 2.07(a), (b) or (c), as the case may be. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Subject to the last sentence of this Section 2.05(a)(i), each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares; provided that at the U.S. Borrower’s election in connection with any prepayment of Revolving Credit Loans pursuant to this Section 2.05(a), so long as no Default then exists, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender.

(ii) The U.S. Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:30 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the U.S. Borrower, the U.S. Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2008) minus (B) the sum of (1) all voluntary prepayments of Term Loans during such fiscal year and (2) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that so long as no Default then exists, no payment of any Loans shall be required under this Section 2.05(b)(i) if the Total Leverage Ratio with respect to the Test Period ended as of the last day of the fiscal year covered by such financial statements is less than 3.75:1.00.

(ii) If (x) Holdings, any Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by any Restricted Subsidiary to a Loan Party), (e), (f)(i), (g), (h), (i), (j) or (m)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by Holdings, such Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrowers shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received; provided that (I) no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the U.S. Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing) and (II) the percentage of Net Cash Proceeds specified above shall instead be 75% if no Default then exists and the Total Leverage Ratio with respect to the Test Period ended as of the last day of the fiscal year covered by such financial statements is less than 3.75 : 1.00;

(A) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the U.S. Borrower, the U.S. Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its or its Restricted Subsidiaries’ business within (x) eighteen (18) months following receipt of such Net Cash Proceeds or (y) if the U.S. Borrower enters into a legally binding commitment to reinvest (including pursuant to a Restoration Certificate) such Net Cash Proceeds within eighteen (18) months following receipt thereof, within the later of (1) one hundred eighty (180) days of the date of such legally binding commitment and (2) eighteen (18) months following receipt of such Net Cash Proceeds; provided that (i) so long as an Event of Default shall have occurred and be continuing, the U.S. Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the U.S. Borrower entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied to the prepayment of the Term Loans as set forth in this Section 2.05 within five (5) Business Days after the U.S. Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested.

(iii) If Holdings, any Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds;

(iv) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect, the U.S. Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the U.S. Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans, such aggregate L/C Obligations exceeds the aggregate Revolving Credit Commitments then in effect.

(v) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied pro rata to each Tranche of Term Loans (based upon the TL Repayment Percentages of the various Tranches of outstanding Term Loans). Each prepayment of Term Loans shall within each Tranche be applied in direct order of maturity to repayments thereof required pursuant to Sections 2.07(a), (b) or (c); and each such prepayment shall be paid to the Lenders of such Tranche in accordance with their respective Pro Rata Shares, subject to clause (vi) of this Section 2.05(b).

(vi) The U.S. Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the U.S. Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(vii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05(b) in respect of any such Eurocurrency Rate Loan other than on the last day of the Interest Period therefor, the U.S. Borrower or P.R. Borrower, as applicable, may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(viii) Foreign Asset Sales. Notwithstanding any other provisions of this Section 2.05(b), so long as no Event of Default has occurred and is continuing, to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event under Section 2.05(b)(ii) (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) are prohibited or delayed by applicable local Law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b), but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local Law will not permit repatriation to the United States (the U.S. Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local Law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied to the repayment of the Term Loans otherwise required pursuant to this Section 2.05(b) (without giving effect to this clause (viii)).

(ix) Notwithstanding anything to the contrary contained in Section 2.05 or elsewhere in this Agreement, the Borrowers shall have the option, in their sole discretion, to give the Lenders with outstanding Term Loans of any Tranche the option to waive a mandatory prepayment of such Term Loans pursuant to Section 2.05 (each such prepayment or repayment, a “Waivable Repayment”) upon the terms and provisions set forth in this clause (ix). If the Borrowers elect to exercise the option referred to in the preceding sentence, the Borrowers shall give to the Administrative Agent written notice of its intention to give the Lenders of the selected Tranche or Tranches the right to waive a Waivable Repayment at least five Business Days prior to such repayment, which notice the Administrative Agent shall promptly forward to all Lenders of the selected Tranche or Tranches (indicating in such notice the amount of such repayment to be applied to each such Lender’s outstanding Term Loans). Any offer by the Borrowers to permit such Lenders to waive any such Waivable Repayment may apply to all or part of such repayment, provided that any offer to waive part of such repayment must be made ratably to such Lenders on the basis of their outstanding Term Loans of the selected Tranche or Tranches. In the event any such Lender desires to waive such Lender’s right to receive any such Waivable Repayment in whole or in part, such Lender shall so advise the Administrative Agent no later than the close of business two Business Days after the date of such notice from the Administrative Agent, which notice shall also include the amount such Lender desires to receive in respect of such repayment. If any Lender does not reply to the Administrative Agent within the aforementioned two Business Day period, such Lender will be deemed not to have waived any part of such repayment. If any Lender does not specify an amount such Lender wishes to receive, it will be deemed to have waived 100% of the amount of its share of such payment. In the event that any such Lender waives all or part of such right to receive any such Waivable Repayment, the amount so waived shall be applied to the other Tranches of Term Loans pro rata (based on the TL Repayment Percentages of the various Tranches of outstanding Term Loans).

SECTION 2.06. Termination or Reduction of Commitments. (a) Optional. The U.S. Borrower or P.R. Borrower, as applicable, may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent two (2) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Except as otherwise provided in this clause (a), the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the U.S. Borrower.

(b) Mandatory. The U.S. Tranche A Term Commitment of each U.S. Tranche A Term Lender shall be automatically and permanently reduced to $0 upon the making of such U.S. Tranche A Term Lender’s U.S. Tranche A Term Loans pursuant to Section 2.01(a)(i). The U.S. Tranche B Term Commitment of each U.S. Tranche B Term Lender shall be automatically and permanently reduced to $0 upon the making of such U.S. Tranche B Term Lender’s U.S. Tranche B Term Loans pursuant to Section 2.01(a)(ii). The P.R. Term Commitment of each P.R. Term Lender shall be automatically and permanently reduced to $0 upon the making of such P.R. Term Lender’s P.R. Term Loans pursuant to Section 2.01(a)(iii).

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07. Repayment of Loans. (a) U.S. Tranche A Term Loans. On each date set forth below, the U.S. Borrower shall repay to the Administrative Agent for the ratable account of the U.S. Tranche A Term Lenders that principal amount of U.S. Tranche A Term Loans, to the extent then outstanding (after giving effect to reductions as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), as is set forth opposite each such date below:

U.S. Tranche A Term Loan Repayment Date	Amount
March 31, 2009	$5,000,000
June 30, 2009	$5,000,000
September 30, 2009	$5,000,000
December 31, 2009	$5,000,000
March 31, 2010	$22,500,000

U.S. Tranche A Term Loan Repayment Date	Amount
June 30, 2010	$22,500,000
September 30, 2010	$22,500,000
December 31, 2010	$22,500,000

March 31, 2011	$34,250,000
June 30, 2011	$34,250,000
September 30, 2011	$34,250,000
December 31, 2011	$34,250,000

March 31, 2012	$46,250,000
June 30, 2012	$46,250,000
September 30, 2012	$46,250,000
December 31, 2012	$46,250,000

March 31, 2013	$33,250,000
June 30, 2013	$33,250,000
September 30, 2013	$33,250,000
Maturity Date for U.S. Tranche A Term Loans	$33,250,000

(b) U.S. Tranche B Term Loans. On each date set forth below, the U.S. Borrower shall repay to the Administrative Agent for the ratable account of the U.S. Tranche B Term Lenders that principal amount of U.S. Tranche B Term Loans, to the extent then outstanding (after giving effect to reductions as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), as is set forth opposite each such date below:

U.S. Tranche B Term Loan Repayment Date	Amount
March 31, 2008	$1,000,000
June 30, 2008	$1,000,000
September 30, 2008	$1,000,000
December 31, 2008	$1,000,000

March 31, 2009	$1,000,000
June 30, 2009	$1,000,000
September 30, 2009	$1,000,000
December 31, 2009	$1,000,000

March 31, 2010	$1,000,000
June 30, 2010	$1,000,000
September 30, 2010	$1,000,000
December 31, 2010	$1,000,000

March 31, 2011	$1,000,000
June 30, 2011	$1,000,000
September 30, 2011	$1,000,000

U.S. Tranche B Term Loan Repayment Date	Amount
December 31, 2011	$1,000,000

March 31, 2012	$1,000,000
June 30, 2012	$1,000,000
September 30, 2012	$1,000,000
December 31, 2012	$1,000,000

March 31, 2013	$1,000,000
June 30, 2013	$1,000,000
September 30, 2013	$1,000,000
Maturity Date for U.S. Tranche B Term Loans	$377,000,000

(c) P.R. Term Loans. On each date set forth below, the P.R. Borrower shall repay to the Administrative Agent for the ratable account of the P.R. Term Lenders that principal amount of P.R. Term Loans, to the extent then outstanding (after giving effect to reductions as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), as is set forth opposite each such date below:

P.R. Term Loan Repayment Date	Amount
March 31, 2009	$250,000
June 30, 2009	$250,000
September 30, 2009	$250,000
December 31, 2009	$250,000

March 31, 2010	$1,500,000
June 30, 2010	$1,500,000
September 30, 2010	$1,500,000
December 31, 2010	$1,500,000

March 31, 2011	$2,250,000
June 30, 2011	$2,250,000
September 30, 2011	$2,250,000
December 31, 2011	$2,250,000

March 31, 2012	$2,750,000
June 30, 2012	$2,750,000
September 30, 2012	$2,750,000
December 31, 2012	$2,750,000

March 31, 2013	$2,000,000
June 30, 2013	$2,000,000
September 30, 2013	$2,000,000
Maturity Date for P.R. Term Loans	$2,000,000

(d) Revolving Credit Loans. The U.S. Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date in respect of the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(e) Swing Line Loans. The U.S. Borrower shall repay its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

SECTION 2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) The U.S. Borrower or the P.R. Borrower, as applicable, shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) All computations of interest hereunder shall be made in accordance with Section 2.10.

SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The U.S. Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the U.S. Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the U.S. Borrower prior to such time; and provided further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a

Defaulting Lender. The commitment fee shall accrue at all times from the date hereof until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility (or such earlier date as when the aggregate Revolving Credit Commitments are terminated). The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of three hundred sixty-five (365) days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the respective Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the U.S. Borrower or P.R. Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

(d) Notwithstanding anything to the contrary contained above in this Section 2.11 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, maintain, obtain or produce a Note evidencing its Loans to the U.S. Borrower or P.R. Borrower, as applicable, shall affect or in any manner impair the obligations of such Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Loan Documents.

SECTION 2.12. Payments Generally. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless any Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Rate for the first three days and equal to the rate applicable to Revolving Credit Loans that are maintained as Base Rate Loans for each day thereafter; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the respective Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate for the first three days and equal to the rate applicable to Revolving Credit Loans that are maintained as Base Rate Loans for each day thereafter. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon accruing during the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the respective Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The

Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Incremental Credit Extensions. (a) The U.S. Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans to be borrowed by the U.S. Borrower (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default shall exist and the U.S. Borrower shall be in Pro Forma Compliance with the Financial Covenant and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default shall exist and the U.S. Borrower shall be in Pro Forma Compliance with the Financial Covenant. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and Revolving Commitment Increases made pursuant to this Section 2.14, shall not exceed $250,000,000. Each tranche of Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the U.S. Term Loans, (b) shall not mature earlier than the Maturity Date with respect to the Term Loans, (c) except as set forth below with respect to amortization, shall be treated substantially the same as the U.S. Term Loans (in each case, including with respect to mandatory and voluntary prepayments) and (d) shall have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the U.S. Term Loans, provided that (i) except as provided in preceding clauses (a), (b), (c) and (d), the terms and conditions applicable to Incremental Term Loans may be materially different from those of the U.S. Term Loans to the extent such differences are reasonably acceptable to the Arrangers and (ii) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the U.S. Borrower and the lenders in respect of the Incremental Term Loans; provided, further, however, that if the effective “interest rate margin” for such Incremental Term Loans as of the Incremental Facility Closing Date therefor (which “interest rate margin”, for such purposes only, shall be determined by the Administrative Agent and deemed to include all upfront or similar fees and/or original issue discount (amortized over the shorter of (x) the life of such Incremental Term Loans and (y) the four years following the date of incurrence of such Incremental Term Loans) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) exceeds the effective “interest rate margin” then applicable to the then outstanding Term Loans of any Tranche (as such “interest rate margin” shall have been determined by the Administrative Agent on the same basis as provided in the immediately preceding parenthetical) by more than 0.50% per annum, then the Applicable Rate for the then outstanding Term Loans of each such Tranche shall be increased to the Applicable Increased Term Loan Rate for the Incremental Term Loans effective as of the relevant Incremental Facility Closing Date. Each Credit Extension pursuant to a Revolving Commitment Increase shall have the same terms as are applicable to Credit Extensions pursuant to the Revolving Credit Facility (prior to giving effect to such Revolving Commitment Increase). Each notice from the U.S. Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing U.S. Term Lender will have the right, but not an obligation, to make a portion of any Incremental Term Loan, and each existing Revolving Credit Lender will have the right, but not an obligation, to provide a portion of any Revolving Commitment Increase, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent and the U.S. Borrower shall have each consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the U.S. Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the U.S. Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to each of the effective date of such Incremental Amendment and the date extensions of credit are made hereunder as contemplated thereby) and such other conditions as the parties thereto shall agree. The U.S. Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees. Upon each increase in the Revolving Credit Commitments pursuant to this Section, (A) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each, a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment

Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (B) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b) This Section 2.14 shall supersede any provisions in Section 2.13 or 12.01 to the contrary.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes. (a) Except as provided in this Section 3.01, any and all payments by each Borrower (the term Borrower under Article 3 being deemed to include any Subsidiary for whose account a Letter of Credit is issued) to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income by any jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a principal office or a Lending Office, (ii) any tax imposed by any jurisdiction as a result of such Agent or Lender having its principal executive office or any branch in such jurisdiction other than any tax that would have been imposed had the sole connection between such Agent or Lender been such Agent or Lender having executed, delivered or performed its obligations under, and received payment under or enforced, this Agreement or any Note (or any combination of the foregoing) (iii) any branch profits taxes imposed by the United States or any similar tax imposed by a foreign jurisdiction, and (iv) all liabilities (including additions to tax, penalties, surcharges and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions of such Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section 3.01) each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions of such Taxes or Other Taxes been made, (ii) such Borrower shall make such deductions of such Taxes or Other Taxes, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If such Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, such Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest, penalties or surcharges that may become payable by such Agent or such Lender arising out of such failure.

(b) If any amounts are payable in respect of Taxes pursuant to the second sentence in Section 3.01(a), then the Borrowers shall be obligated to reimburse any Agent or any Lender, upon the written request of such Agent or Lender, as the case may be, for taxes imposed on or measured by the net income of such Agent or Lender, as the case may be, pursuant to the laws of the jurisdiction in which such Agent or Lender, as the case may be, is organized or in which the principal office or applicable Lending Office of such Lender is located or under the laws of any political subdivision or taxing authority thereof or therein and for any withholding of taxes as such Agent or Lender, as the case may be, shall determine are payable by, or withheld from, such Agent or Lender, as the case may be, in respect of such amounts so paid to or on behalf of such Agent or Lender, as the case may be, pursuant to the second sentence in Section 3.01(a) and in respect of any amounts paid to or on behalf of such Agent or Lender, as the case may be, pursuant to this Section 3.01(b).

(c) Each Borrower agrees to pay any and all present or future stamp, payment voucher, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”) in accordance with applicable laws.

(d) Each Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, surcharges, interest and expenses) arising therefrom or with respect thereto; provided such Agent or Lender, as the case may be, provides such Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(d) shall be made within thirty (30) days after the date such Lender or such Agent makes a written demand therefor.

(e) Each Lender and Agent agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to a Borrower or the Administrative Agent, as the case may be, any information, in each case, as reasonably requested by such Borrower or the Administrative Agent, as the case may be, that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes imposed by a jurisdiction other than the United States; provided, however, that nothing in this Section 3.01(e) shall require a Lender or an Agent to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(f) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (d) with respect to such Lender it will, if requested by the applicable Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and consistent with its legal and regulatory restrictions) to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the good faith sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or (d).

(g) If any Agent or any Lender receives a refund that such Lender or Agent determines in its sole good faith discretion is allocable to taxes for which any Borrower has made additional payments pursuant to Section 3.01(a), 3.01(b) or 3.01(d), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest, penalties or additional amounts with respect thereto due to the relevant taxing authority) (free of all taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(h) Each Lender and Agent agree to take such actions that may be reasonably requested by the Borrower in order to seek a refund of any Taxes indemnified hereunder, or to contest or cooperate in a contest of any Taxes described in Section 3.01(d), at such Borrower’s sole cost and expense, but each Lender and Agent shall not be required to take any action if it determines in its sole good faith judgment that such action would be materially disadvantageous to it and the parties hereto agree that any positions taken in any tax return, filing or proceeding by each Lender and Agent shall be within the sole good faith discretion and control of each such person.

(i) Nothing in this Agreement shall be construed to require any Agent or Lender to make available its tax returns to any Borrower or any other Person.

(j) (i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrowers and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrowers or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrowers and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a duly executed certificate substantially in the form of Exhibit L (any such certificate a “Section 3.01(j)(i) Certificate”) that establishes in writing to the Borrowers and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrowers with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) submit to the Borrowers and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrowers and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrowers and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrowers or the Administrative Agent, or (B) it shall notify the Borrowers and the Administrative Agent of its inability to deliver any such form or certificate pursuant to this Section 3.01(j).

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrowers and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrowers or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii) The U.S. Borrower or the P.R. Borrower, as applicable, shall not be required to pay any additional amount or any indemnity payment under this Section 3.01 to (A) any Foreign Lender to the extent Taxes would not be due absent the failure of such Foreign Lender to satisfy the foregoing provisions of this Section 3.01(j), (B) any U.S. Lender to the extent Taxes would not be due absent the failure of such U.S. Lender to satisfy the provisions of Section 3.01(k) or (C) any Lender to the extent such amounts are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent such Lender’s assignor (if any) was entitled, at the time of the assignment, to receive additional amounts from such Borrower with respect to such Taxes pursuant to this Section 3.01 of this Agreement; provided that (i) if such Lender shall have satisfied the requirement of this Section 3.01(j) or Section 3.01(k), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 3.01(j) or Section 3.01(k) shall relieve such Borrower of its obligation to pay any other amounts pursuant to this Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, in each case, occurring after the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate, (ii) nothing in this Section 3.01(j) shall relieve such Borrower of its obligation to pay any amounts pursuant to this Section 3.01 in the event that the requirements of this Section 3.01(j)(ii) have not been satisfied if such Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 3.01 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation, and (iii) in the case of a loan to the U.S. Borrower that has been acquired by a Lender (x) while any event described in Section 8.01(f) has occurred and is continuing, or after an acceleration of any loans pursuant to Section 8.02, and (y) that held a Loan to the P.R. Borrower at the time such event or acceleration occurred, clause (C) of this sub-section shall not relieve any Borrower of its obligation to pay any amounts pursuant to this Section 3.01.

(iv) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(k) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the U.S. Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form. If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

(l) Each Lender and Agent shall furnish in writing to the P.R. Borrower or the Administrative Agent, as the case may be, the following information: (i) its name and place of incorporation, (ii) its Puerto Rico and U.S. business addresses, if any, (iii) its U.S. federal taxpayer identification number, if any, and (iv) whether, to its reasonable knowledge, such Lender is directly or indirectly owned, by vote or value, by a person or persons owning 50% or more, by vote or value, of the P.R. Borrower, in each case, as applicable, when reasonably requested by the P.R. Borrower or the Administrative Agent, as the case may be.

SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on written notice thereof by such Lender to the U.S. Borrower, through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the U.S. Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all outstanding Eurocurrency Rate Loans made to such Borrower by such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, each Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify in writing the U.S. Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such written notice, each Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans. (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing, then from time to time within fifteen (15) days after written demand by such Lender setting forth in reasonable detail such increased costs and the basis for the calculation thereof (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan made to such Borrower by such Lender equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments with respect to Credit Extensions to such Borrower or the funding of the Eurocurrency Rate Loans made to such Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided such Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give written notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the applicable Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than ninety (90) days prior to the date that such Lender demands, or notifies such Borrower in writing of its intention to demand, compensation therefor, provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the applicable Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

(f) Notwithstanding anything else to the contrary, this Section 3.04 shall not apply to Taxes.

SECTION 3.05. Funding Losses. Upon written demand (which demand shall set forth in reasonable detail the terms for requesting such amount) of any Lender (with a copy to the Administrative Agent) from time to time, the U.S. Borrower or the P.R. Borrower, as applicable, shall promptly compensate such Lender for and hold such Lender harmless from any loss (but excluding any loss of anticipated profit), cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06. Matters Applicable to All Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the U.S. Borrower or P.R. Borrower, as applicable, setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the U.S. Borrower or P.R. Borrower, as applicable, shall not be required to compensate such Lender for any amount incurred more than ninety (90) days prior to the date that such Lender notifies such Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by such Borrower under Section 3.04, such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the U.S. Borrower or P.R. Borrower, as applicable, (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07. Replacement of Lenders under Certain Circumstances. (a) If at any time (i) the U.S. Borrower or P.R. Borrower, as applicable, becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then such Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 12.07(b) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to such Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the U.S. Borrower (or the P.R. Borrower in the case of P.R. Term Notes) or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the U.S. Borrower or P.R. Borrower, as applicable, owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the U.S. Borrower (or the P.R. Borrower in the case of P.R. Term Notes), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 12.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

SECTION 3.08. Survival. All of the obligations of each Borrower under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or other electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and each Guaranty;

(ii) a Note executed by the U.S. Borrower (or the P.R. Borrower in the case of P.R. Term Notes) in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii) each Collateral Document set forth on Schedule 4.01, duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; and

(C) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Holdings or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in Schedule 2(b) of the Perfection Certificate (as defined in the U.S. Security Agreement), together with copies of such other financing statements that name Holdings or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Liens permitted under Section 7.01 or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the execution and delivery of this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v) (A) opinion from Fried, Frank, Harris, Shriver and Jacobson LLP, New York counsel to the Loan Parties substantially in the form of Exhibit I and (B) opinions from local counsel to the Loan Parties (not otherwise covered by the opinion described in immediately preceding clause (A)), in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Closing Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request;

(vi) a certificate substantially in the form of Exhibit H attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Transaction, from the Chief Financial Officer of the U.S. Borrower;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee and/or additional insured under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named;

(viii) certified copies of the Separation Documents, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the U.S. Borrower that such documents are in full force and effect as of the Closing Date; and

(ix) a Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

Notwithstanding anything to the contrary contained herein, with respect to any Collateral the security interest in which may not be perfected by filing of a Uniform Commercial Code financing statement, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent hereunder and the Borrowers hereby agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within sixty (60) days after the Closing Date.

(b) All fees and expenses required to be paid hereunder and invoiced before the Closing Date shall have been paid in full in cash.

(c) Prior to or simultaneously with the initial Credit Extension, the Spin-off shall be consummated in accordance with the terms of the Separation Documents (and no material provision thereof (including the conditions precedent set forth therein) shall have been amended, modified, supplemented or waived in a manner material and adverse to the interests of the Lenders without the consent of the Arrangers, which consent shall not be unreasonably withheld).

(d) Prior to or simultaneously with the initial Credit Extensions, the Borrowers shall have taken all necessary actions such that, immediately after giving effect to the Transaction, (i) Holdings and its Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (A) the Term Loans and L/C Obligations and (B)

Indebtedness listed on Schedule 7.03(b) and (ii) the U.S. Borrower shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than common stock owned by Holdings, with terms and conditions reasonably acceptable to the Arrangers to the extent material to the interests of the Lenders.

(e) The Arrangers and the Lenders shall have received (i) the Audited Financial Statements and the audit report for such financial statements (which shall not be subject to any qualification) and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of ABBI and its Subsidiaries for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 (collectively, the “Unaudited Financial Statements”), which financial statements shall be prepared in accordance with GAAP.

(f) The Arrangers and the Lenders shall have received the Derived Financial Statements.

(g) On or prior to the date of the initial Credit Extension, each Loan Party and each other Subsidiary of Holdings which is an obligee or obligor with respect to any intercompany Indebtedness shall have duly authorized, executed and delivered the Intercompany Subordination Agreement, and the Intercompany Subordination Agreement shall be in full force and effect.

(h) The Arrangers shall have received all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, to the extent requested by the Arrangers at least two Business Days prior to the Closing Date.

(i) All corporate and legal proceedings and all instruments and agreements relating to the Transaction and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article 5 and each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Closing Date Material Adverse Effect”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the U.S. Borrower or P.R. Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Each Credit Agreement Party represents and warrants to the Agents and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties only, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to own its assets and operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) (x) any material indenture, mortgage, deed of trust or loan agreement or (y) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i)(y), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effects of Debtor Relief Laws and by general principles of equity (whether considered in a proceeding in equity or law).

SECTION 5.05. Financial Statements; No Material Adverse Effect. (a) (i) The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings or ABBI, as applicable, and their respective Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein subject, in the case of the Unaudited Financial Statements, to changes resulting from normal year-end adjustments, audit adjustments and absence of footnotes. During the period from December 31, 2006 to and including the Closing Date, other than the Spin-off there has been (i) no sale, transfer or other disposition by ABBI or Holdings or any of their respective Subsidiaries of any material part of the business or property of ABBI or Holdings or any of their respective Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by ABBI or Holdings or any of their respective Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of ABBI or Holdings and their respective Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(ii) Holdings has made available to Administrative Agent the unaudited consolidated balance sheet of Holdings in the format set forth on Schedule 5.05(a)(ii)-A at (x) December 31, 2006 and (y) September 30, 2007 (the “Derived Balance Sheets”) and the

unaudited consolidated statements of income (and the line items (including depreciation) necessary to calculate a reconciliation of such income to EBITDA and adjusted EBITDA) of Holdings in the format set forth on Schedule 5.05(a)(ii)-B for (x) the fiscal year ended December 31, 2006 and (y) the nine months ended September 30, 2006 and September 30, 2007 (in each case, as derived from the elimination of the historical results of operations of the ABB Business, as reflected in, or prepared using the principles and methodologies for the financial statements contained in, the Form 10 Registration Statement of New Abraxis, Inc. (File No. 001-33657) filed with the SEC on November 2, 2007 (“Form 10 Registration Statement”), from the historical results of operations of ABBI contained in its Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007) (such consolidated statements of income, together with the Derived Balance Sheets, the “Derived Financial Statements”). The Derived Financial Statements have been presented in good faith, based on assumptions believed by Holdings and the U.S. Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects the estimated financial position of the APP Business and its estimated results of operations as of and for the periods covered thereby. The financial statements of ABBI filed with the SEC as of and for (x) the fiscal year ended December 31, 2006 and (y) the nine months ended September 30, 2007 were prepared in accordance with GAAP and present fairly in all material respects the financial position of ABBI and its results as of and for the periods covered thereby. The financial statements for the ABB Business included in the Form 10 Registration Statement were prepared in accordance with GAAP and present fairly in all material respects the estimated financial position of the ABB Business and its estimated results of operations as of and for the periods covered thereby.

(b) Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the U.S. Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until the sixth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d) As of the Closing Date, neither the U.S. Borrower nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05(d), (ii) obligations arising under this Agreement and the other Loan Documents and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Closing Date Material Adverse Effect.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Agreement Party or any of their respective Subsidiaries or against any of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, a Material Adverse Effect.

SECTION 5.07. No Default. No Credit Agreement Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation (other than Contractual Obligations in respect of Indebtedness) that could, either individually or in the aggregate, reasonably be expected to have, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, a Material Adverse Effect.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, a Material Adverse Effect.

SECTION 5.09. Environmental Compliance. Except in each case as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Every Loan Party and its Subsidiaries (x) has complied and is in compliance with any and all applicable Environmental laws and (y) has received and is in compliance with all Environmental Permits required of it under applicable Environmental Laws to conduct its business or operations, and is not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such Environmental Permit, and (z) has not received notice of any actual or potential liability for the investigation or remediation of any Release of Hazardous Materials or for any violation of Environmental Laws.

(b) There are no facts, circumstances or conditions relating to the past or present business or operations of any Loan Party or any of its Subsidiaries or any of their predecessors (including the disposal of any Hazardous Materials), or to any real property currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or its Subsidiaries or any of their predecessors, that could reasonably be expected to give rise to any claim, proceeding or action, or to any liability, against any Loan Party or any of its Subsidiaries under any Environmental Law.

(c) No Loan Party nor any of its Subsidiaries has agreed to contractually assume or accept responsibility for any liability of any other person under Environmental Laws.

(d) To the knowledge of the Loan Parties, no Loan Party nor any of its Subsidiaries is required or reasonably expected to incur material capital expenditures during the current and the subsequent five fiscal years to reach or maintain compliance with existing or reasonably anticipated Environmental Laws.

(e) None of any Loan Party, any of its Subsidiaries, or their respective predecessors has currently or, to the knowledge of the Loan Parties, formerly owned,

leased or operated any property (x) listed or proposed for listing on the NPL, CERCLIS or any analogous foreign, state or local list or adjacent to any such property; (y) which has or had on it any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of; and (z) which has or had on it any asbestos or asbestos containing material.

SECTION 5.10. Taxes. Each Credit Agreement Party and each of its Subsidiaries have filed all Federal, state, Commonwealth, local and other material tax returns and reports required to be filed (the “Returns”), and have paid all Federal, state, Commonwealth and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income, gross receipts or revenues or assets payable by them except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. None of Holdings, the Borrowers or any of their respective Subsidiaries has received written notice of proposed tax assessment which, if required to be paid, would have a Material Adverse Effect and, to the best knowledge of a Responsible Officer of Holdings or the Borrowers or their respective subsidiaries, no such assessment has been threatened.

SECTION 5.11. ERISA Compliance. (a) Except as could not, either individually or in the aggregate, reasonably be expected to result in, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, Material Adverse Effect, each Plan is in compliance with its terms, the applicable provisions of ERISA, the Code and other applicable Federal, state and Commonwealth Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan for which any liability remains unsatisfied; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in, a Material Adverse Effect.

SECTION 5.12. Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in Subsidiaries have been validly issued and, in the case of any such Subsidiaries that are corporations, are fully paid and nonassessable and all Equity Interests owned by Holdings and each other Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary of Holdings, (b) sets forth the ownership interest of Holdings, the U.S. Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary, the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act. (a) No Credit Agreement Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for the purpose of purchasing or carrying margin stock or any other purpose that violates Regulation U.

(b) No Credit Agreement Party, nor any Person “controlling” (within the meaning of the Investment Company Act of 1940) any Credit Agreement Party or any if its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, each Credit Agreement Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time of preparation; it being understood that (i) such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond such Credit Agreement Party’s control, (ii) no assurance can be given that any particular financial projections will be realized, and (iii) actual results may differ and such differences may be material.

SECTION 5.15. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their Subsidiaries own, hold, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, licenses, technology, software, know-how database rights, consents or approvals with respect to personal information, and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, except, either individually or in the aggregate, as could not reasonably be expected to have, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, a Material Adverse Effect. The operation of the respective businesses of any Loan Party or Subsidiary as currently conducted does not infringe upon misuse, misappropriate or violate any IP Rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, which could not reasonably be expected to have, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, a Material Adverse Effect. No claim or litigation regarding any IP Rights, is pending or, to the knowledge of Holdings or the U.S. Borrower, as applicable, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transaction, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.17. Creation and Perfection of Security Interests. The Collateral and Guarantee Requirements shall have been met.

SECTION 5.18. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have, as of the Closing Date, a Closing Date Material Adverse Effect, and thereafter, a Material Adverse Effect: (a) there are no strikes, lockouts, slowdowns, work stoppages or other labor disputes against any Credit Agreement Party or any of its Subsidiaries pending or, to the knowledge of any Credit Agreement Party, threatened; (b) hours worked by and payment made to employees of each Credit Agreement Party and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) there are no unfair labor practice complaint pending against any Credit Agreement Party or any of its Subsidiaries or, to the knowledge of any Credit Agreement Party or any of its Subsidiaries, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Credit Agreement Party or any of its Subsidiaries or, to the knowledge of any Credit Agreement Party or any of its Subsidiaries, threatened against any of them; and (d) there are no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of any Credit Agreement Party or any of its Subsidiaries, threatened against any Credit Agreement Party or any of its Subsidiaries.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Cash Management Obligations or contingent indemnification obligations, in any such case not then due and payable), or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized pursuant to Section 2.03(g)), each Credit Agreement Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to (or, in the case of Section 6.05(x) only, each Restricted Subsidiary that is a Material Subsidiary):

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings beginning with the 2007 fiscal year, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments, audit adjustments and the absence of footnotes;

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”); and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, provided that Holdings shall not be obligated to provide consolidating financial statements for ReadyFlex Solutions, LLC as long as (and only so long as) the aggregate Fair Market Value of the assets of such Person does not exceed $100,000.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied by furnishing (A) Holdings’ Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender:

(a) No later than three (3) Business Days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements;

(b) No later than three (3) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings;

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Credit Agreement Party files with the SEC (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Third Party Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b) in connection with the delivery of financial statements pursuant to Section 6.01(a), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal year covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request in writing.

Documents required to be delivered pursuant to Section 6.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the U.S. Borrower posts such documents, or provides a link thereto on the U.S. Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the U.S. Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent);

provided that: (i) upon written request by the Administrative Agent, the U.S. Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the U.S. Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the U.S. Borrower shall be required to provide executed copies (which may be delivered via pdf) of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.03. Notices. Promptly, and in any event within three Business Days after any Responsible Officer of any Credit Agreement Party obtains knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit or (iv) the occurrence of any ERISA Event.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the U.S. Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the U.S. Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its material obligations and liabilities in respect of material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property; provided that no Credit Agreement Party nor any of the Restricted Subsidiaries shall be required to pay any such taxes, assessments, governmental charges or levies that are being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

SECTION 6.05. Preservation of Existence, Etc. (x) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (y) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrowers and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of each Credit Agreement Party and each of its Subsidiaries, as the case may be.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the U.S. Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the U.S. Borrower provided that, other than any such visits, inspections and examinations during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the U.S. Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Domestic Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary):

(i) within thirty (30) days (or, in the case of Mortgages and the documents listed in Section 6.13(b), sixty (60) days) after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:

(A) cause each such Restricted Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the real properties owned by such Restricted Subsidiary that have a Fair Market Value in excess of $5,000,000 in detail reasonably satisfactory to the Administrative Agent;

(B) cause (x) each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Guarantee Supplements, Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreements, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (y) each direct or indirect parent of each such Restricted Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) (x) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Collateral Agent;

(D) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates) may be necessary to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, subject to the effects of Debtor Relief Laws and by general principles of equity (whether considered in a proceeding in equity or law),

(ii) in the case of any such wholly owned Domestic Subsidiary having assets with a Fair Market Value in excess of $15,000,000 (determined at the time of such formation, acquisition or designation and after giving effect to any transfers and Investments to be made in such Subsidiary thereafter as contemplated by any transaction relating to such formation, acquisition or designation), within thirty (30) days after the request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the request therefor by the Administrative Agent (but in any event no earlier than sixty (60) days after the Closing Date), deliver to the Administrative Agent with respect to each parcel of real property located in the United States, its territories and possessions (including Puerto Rico) that is owned the U.S. Borrower or any of its Restricted Subsidiaries and has a Fair Market Value in excess of $10,000,000, any existing title reports, surveys or environmental assessment reports.

(b) after the Closing Date, concurrently with (x) the acquisition of any material personal property by any Loan Party, or (y) the acquisition of any owned real property by any Loan Party with a Fair Market Value in excess of $10,000,000, and such personal property or owned real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the U.S. Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) with respect to real property.

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply with, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; generate, use, treat, store or dispose of Hazardous Materials in compliance with all applicable Environmental Laws; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 6.13. Further Assurances and Post-Closing Conditions. (a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any real property referred to in Section 6.11, provide the Administrative Agent with Mortgages with respect to such owned real property within sixty (60) days (or such later date as may be agreed to by the Administrative Agent) of the acquisition of such real property, or within sixty (60) days of the Closing Date in the case of real property described in Schedule 1.01A, in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent or the Collateral Agent (as appropriate) for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01 and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(iii) opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iv) flood certificates covering each Mortgaged Property in form and substance acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map; and

(v) such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14. Designation of Subsidiaries. The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Credit Agreement Parties shall be in Pro Forma Compliance with the Financial Covenant, (iii) no Borrower may be designated as an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Third Party Financing, as applicable, (v) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, and (vi) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as described in the immediately succeeding sentence is permitted by Section 7.02(n). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the U.S. Borrower therein at the date of designation in an amount equal to the Fair Market Value of the net assets of the respective Subsidiary at the time such Subsidiary is designated an Unrestricted Subsidiary of the U.S. Borrower’s. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 6.15. Corporate Separateness. (a) Satisfy, and cause each of its Subsidiaries to satisfy, customary corporate and other formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records.

(b) Ensure that neither it nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate or other similar existence of it or such Subsidiary being ignored, or in the assets and liabilities of it or any of its Subsidiaries being substantively consolidated with those of any other such Person or any Unrestricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Cash Management Obligations or contingent indemnification obligations, in any such case, not then due and payable), or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized pursuant to Section 2.03(g)), no Credit Agreement Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days (or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien) or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or similar legislation and (ii) pledges and deposits in the ordinary course of business securing liability for premiums, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the U.S. Borrower or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) or deposits for contested taxes or import duties, in each case incurred in the ordinary course of business;

(g) easements, exceptions or irregularities in title, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar charges or encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the U.S. Borrower or any Subsidiary;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (h) shall not at any time exceed the Threshold Amount;

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days (or such shorter period of time in which the related Indebtedness must be incurred pursuant to Section 7.03(e)) after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, accessions to such property and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets and accessions to such assets other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the U.S. Borrower or any Restricted Subsidiary or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(g), (i) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Foreign Subsidiary securing Indebtedness of the applicable Foreign Subsidiary permitted pursuant to Section 7.03(n);

(o) Liens in favor of the Borrowers or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d); provided that any such Lien is subordinated to the same extent as any related Indebtedness is required to be subordinated pursuant to Section 7.03(d);

(p) any interest or title of a lessor, sublessor, licensor or sublessor under leases entered into by the U.S. Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the U.S. Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(r) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement and the products or proceeds thereof;

(s) [reserved];

(t) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit, automatic clearinghouse accounts or sweep accounts of Holdings, the Borrowers or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrowers and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrowers or Restricted Subsidiary in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by any Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement related to any acquisition permitted hereunder;

(v) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the U.S. Borrower or any of its Subsidiaries are located;

(w) any modifications, replacements, renewals or extensions of any Lien permitted by clause (b) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(x) Liens existing or created on property at the time of its acquisition or existing or created on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) the Indebtedness secured thereby is permitted under Section 7.03(g), and (iii) the aggregate principal amount of any such Indebtedness secured by Liens incurred pursuant to this clause (x) shall not exceed $30,000,000;

(y) Liens arising from the Manufacturing Agreement, the Separation Agreement, the Pfizer Lease and the Separation Lease Agreements, in each case consisting of easements, rights-of-way, inspection rights, restrictions, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries; and

(z) other Liens securing Indebtedness outstanding or other obligations in an aggregate amount not to exceed $20,000,000 at any time outstanding.

Notwithstanding the foregoing, no Liens on any IP Collateral shall be permitted at any time, other than pursuant to Section 7.01(a), (b), (c), (h), (j), (m)(ii), (n), (o), (p), (q), (t)(iii), (w), (x), (y) or (z).

SECTION 7.02. Investments. Make or hold any Investments, except:

(a) Investments by any of the Borrowers or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings, the Borrowers and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes in an aggregate principal amount (without giving effect to any write-off or write-down thereof) not to exceed $2,500,000, and (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof);

(c) Investments (i) by Holdings, the Borrowers or any Restricted Subsidiary in any U.S. Loan Party (excluding Holdings), (ii) by any U.S. Loan Party in any P.R. Loan Party in an aggregate amount not to exceed $50,000,000 at any time, (iii) by any P.R.

Loan Party in any other P.R. Loan Party and (iv) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f) Investments existing or contemplated on the date hereof and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof; provided that (x) the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02 and (y) any Investment in the form of Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be on terms no less favorable to the Lenders than the subordination terms set forth in the Intercompany Subordination Agreement;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition by the U.S. Borrower or any Restricted Subsidiary of assets constituting a business unit, line of business or division of a third Person, or Equity Interests in a third Person that, as a result and upon the consummation thereof, will be a Subsidiary of the U.S. Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) subject to clause (B) below, substantially all property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral securing the U.S. Loan Parties’ Obligations and each applicable U.S. Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be a U.S. Subsidiary Guarantor and shall have complied with the requirements of Section 6.11, within the times specified therein;

(B) the aggregate amount of consideration paid in respect of acquisitions of (and of assets that are held by) Persons that are not U.S. Loan Parties shall not, when added to the aggregate amount of Investments made pursuant to Section 7.02(n) in Persons that are not U.S. Loan Parties (including the amount of any deemed Investments made pursuant to a designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14), exceed $50,000,000;

(C) after giving effect to such purchase or acquisition, the U.S. Borrower and its Restricted Subsidiaries shall be in compliance with Section 7.07;

(D) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, (x) no Default shall have occurred and be continuing and (y) the Credit Agreement Parties shall be in Pro Forma Compliance with the Financial Covenant;

(E) the U.S. Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days prior to the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition, and containing calculations (in reasonable detail) showing satisfaction with preceding clauses (B) and (D)(y) and succeeding clause (F); and

(F) after giving effect to the consummation of the respective Permitted Acquisition and any financing thereof, the aggregate Revolving Credit Commitment exceeds the aggregate Outstanding Amount of Revolving Credit Loans, L/C Obligations, and Swing Line Loans by at least $40,000,000;

(j) the Transaction;

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Sections 7.06(g);

(n) so long as (i) no Default has occurred and is continuing or would result therefrom, (ii) the Credit Agreement Parties are in Pro Forma Compliance with the Financial Covenant (iii) after giving effect thereto, the aggregate Revolving Credit Commitment exceeds the aggregate Outstanding Amount of Revolving Credit Loans, L/C Obligations, and Swing Line Loans by at least $40,000,000 and (iv) the Available Amount Leverage Condition has been satisfied, other Investments by each of the U.S. Borrower and the Restricted Subsidiaries that do not exceed, in the aggregate, an amount equal to the Available Amount at such time; provided that the aggregate amount of

Investments made pursuant to this clause (n) in Persons that are not U.S. Loan Parties (including the amount of any deemed Investment made pursuant to a designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14), when added to the aggregate amount of consideration paid in respect of acquisitions of (and of assets that are held by) Persons that are not U.S. Loan Parties pursuant to Section 7.02(i) shall not at any time exceed $50,000,000;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the U.S. Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) (i) Investments constituting Guarantees made by any U.S. Loan Party in respect of any Indebtedness of any P.R. Loan Party to the extent permitted under Section 7.02(c)(ii) and (ii) Guarantees by any Credit Agreement Party or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(r) so long as no Default exists or would result therefrom, other Investments by any of the Borrowers and the Restricted Subsidiaries that do not exceed $25,000,000 in the aggregate;

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.02 shall be permitted hereunder, to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments in respect of Third Party Financings.

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Credit Agreement Party and any of its Subsidiaries under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

(c) Guarantees by (i) Holdings, the U.S. Borrower and the Domestic Restricted Subsidiaries in respect of Indebtedness of the U.S. Borrower or any Domestic Restricted Subsidiary otherwise permitted hereunder, (ii) the P.R. Borrower and its Restricted Subsidiaries in respect of Indebtedness of the P.R. Borrower and its Restricted Subsidiaries otherwise permitted hereunder and (iii) by Holdings, the U.S. Borrower and the Domestic Restricted Subsidiaries in respect of Indebtedness of the P.R. Borrower and its Restricted Subsidiaries to the extent permitted by Section 7.02(c)(ii); provided that in each case (A) no Guarantee by any Restricted Subsidiary of any Indebtedness outstanding pursuant to Section 7.03(g) or any other Third Party Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the respective Subsidiary Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantees of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions applicable to such Indebtedness;

(d) to the extent arising from Investments made pursuant to Section 7.02(c), Indebtedness of the U.S. Borrower, the P.R. Borrower or any Restricted Subsidiary owing to Holdings, the U.S. Borrower, the P.R. Borrower or any other Restricted Subsidiary; provided that, all such Indebtedness shall be subject to the subordination terms set forth in the Intercompany Subordination Agreement;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of the Borrowers and the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days (or, in the case of Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f), one hundred eighty (180) days) after the applicable acquisition, construction, repair, replacement or improvement and (ii) any Permitted Refinancing of any such Indebtedness pursuant to immediately preceding clause (i), provided that the aggregate principal amount of Indebtedness permitted under this clause (e) shall not exceed $10,000,000 at any time outstanding;

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodity pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of the U.S. Borrower; provided that (x) both immediately prior and after giving effect to the incurrence of any such Indebtedness, (1) no Default shall exist or result therefrom, (2) the Credit Agreement Parties shall be in Pro Forma Compliance with the Financial Covenant and (3) the Total Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 5.00:1.00, (y) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date of the Term Loans and (z) unless the respective Lien is incurred in accordance with Section 7.01(x), all Indebtedness incurred pursuant to this clause (g) shall be unsecured;

(h) Indebtedness representing deferred compensation to employees of Holdings, the Borrowers and the Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by Holdings to current or former officers, directors and employees, their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses to finance the acquisition, retirement, purchase or redemption of Equity Interests of Holdings permitted by Section 7.06; provided that (i) the aggregate principal amount of all such Indebtedness does not exceed $2,500,000 at any time outstanding, (ii) all such Indebtedness shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (iii) the aggregate amount of all cash payments (whether principal or interest) made by the Loan Parties in respect of such notes in any calendar year, when combined with the aggregate amount of Restricted Payments made pursuant to Section 7.06(f) in such calendar year, shall not exceed $5,000,000, provided further that any unused amounts in any calendar year may be carried over to succeeding calendar years, so long as the aggregate amount of all cash payments made in respect of such notes in any calendar year (after giving effect to such carry forward), when aggregated with the aggregate amount of Restricted Payments made pursuant to Section 7.06(f) in such calendar year (after giving effect to such carry forward), shall not exceed $7,500,000;

(j) Indebtedness incurred by Holdings, the Borrowers or the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in any such case constituting indemnification obligations or obligations in respect of purchase price adjustments or other similar adjustments;

(k) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts;

(l) Indebtedness incurred by the Borrowers or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(m) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the U.S. Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees, warehouse receipts, banker’s acceptances or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practices;

(n) Indebtedness of (i) any Foreign Subsidiary of the U.S. Borrower to local financial institutions for working capital purposes and (ii) any Subsidiary that is not a Loan Party, in an aggregate principal amount not to exceed for all such Indebtedness outstanding pursuant to this clause (n) $5,000,000 at any time outstanding;

(o) Indebtedness consisting of (i) financing of insurance premiums and (ii) take-or-pay obligations, in each case in the ordinary course of business;

(p) so long as no Default exists or would result from the incurrence thereof, other Indebtedness by any of the Borrowers and the Restricted Subsidiaries that does not exceed $50,000,000 in the aggregate;

(q) Indebtedness consisting of obligations of Holdings, the U.S. Borrower or the Restricted Subsidiaries under deferred compensation to employees or management of Holdings or any of its Subsidiaries or other similar arrangements with employees or management, in each case incurred by such Person in connection with the Transaction, Permitted Acquisitions or other Investments expressly permitted hereunder; and

(r) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge with any one or more other Restricted Subsidiaries; provided that (i) when any Restricted Subsidiary that is a U.S. Loan Party is merging with another Restricted Subsidiary, a U.S. Loan Party shall be the continuing or surviving Person and (ii) when any Restricted Subsidiary that is a P.R. Loan Party is merging with another Restricted Subsidiary other than a U.S. Loan Party, a P.R. Loan Party shall be the continuing or surviving Person;

(b) any Subsidiary may liquidate or dissolve or change its legal form if (x) (i) Holdings or the U.S. Borrower determines in good faith that such action is in the best interests of Holdings or the U.S. Borrower and its Subsidiaries and (ii) such action is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 7.02 or 7.05, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Loan Party after giving effect to such liquidation or dissolution;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the U.S. Borrower or to another Restricted Subsidiary; provided that (1) if the transferor in such a transaction is a U.S. Loan Party, then (i) the transferee must either be a U.S. Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a U.S. Loan Party in accordance with Sections 7.02 and 7.03, respectively and (2) if the transferor of such property is a P.R. Loan Party, (i) the transferee thereof must either be a P.R. Loan Party or (ii) to the extent such transaction constitutes an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a P.R. Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall, to the extent required, have complied with the requirements of Section 6.11;

(e) the Transactions occurring on the Closing Date; and

(f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrowers and the Restricted Subsidiaries;

(b) Dispositions of inventory and goods held for sale and assets of de minimis value, in any case in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to any Borrower or to a Restricted Subsidiary; provided that (1) if the transferor of such property is a U.S. Loan Party, (i) the transferee thereof must either be a U.S. Loan Party or (ii) to the extent such transaction constitutes an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a U.S. Loan Party in accordance with Sections 7.02 and 7.03, respectively and (2) if the transferor in such a transaction is a P.R. Loan Party, then (i) the transferee must either be a P.R. Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a P.R. Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(e) Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Dispositions of property (other than IP Collateral) pursuant to sale-leaseback transactions; provided that (i) (x) the applicable sale-leaseback transaction occurs within one hundred eighty (180) days after the acquisition or construction (as applicable) of such property and (y) the U.S. Borrower or the respective Restricted Subsidiary receives cash consideration for such Disposition in an amount at least equal to the lower of (A) the cost paid by such Person to acquire or construct such property and (B) the Fair Market Value of such property or (ii) the Net Cash Proceeds from such Disposition are applied to repay Term Loans in accordance with Section 2.05(b)(ii)(A) and do not exceed in the aggregate $10,000,000;

(g) Dispositions of cash and Cash Equivalents;

(h) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof;

(i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the U.S. Borrower and the Restricted Subsidiaries, taken as a whole;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) (A) Dispositions listed on Schedule 7.05(k) and (B) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate Fair Market Value of all property Disposed of in reliance on sub-clause (B) of this clause (k) shall not exceed $50,000,000 and (iii) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $2,500,000, the Borrowers or a Restricted Subsidiary shall receive not less than 75% of the consideration paid in connection with such Disposition in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by clauses (i) and (ii) of Section 7.01(x)); provided, however, that for the purposes of this clause (iii), (I) any liabilities (as shown on such Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of such Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the payment in cash of the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Borrowers and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (II) any securities received by such Borrower or such Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash;

(l) so long as the proceeds thereof are applied to repay Term Loans in accordance with Section 2.05(b)(ii), Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions required by the terms of the Separation Agreement (as in effect on the Closing Date), the Pfizer Lease, the Separation Lease Agreements, the

Manufacturing Agreement to the extent necessary for the U.S. Borrower to comply with the Melrose Park EU Plan or the FDA Modernization Plan (in each case as such term is defined in the Manufacturing Agreement) and the Employee Matters Agreement (as in effect on the Closing Date) which are necessary to complete the transactions contemplated thereby; and

(n) Dispositions of property not constituting Collateral provided that (i) no Default shall exist or would result from such Disposition and (ii) the aggregate Fair Market Value of all property disposed of in reliance of this clause (n) shall not exceed $5,000,000;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e) and except for Dispositions from a U.S. Loan Party to another U.S. Loan Party or a P.R. Loan Party to another P.R. Loan Party) shall be for no less than the Fair Market Value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than Holdings, any Borrower or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to any Borrower and their Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to any Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Holdings, each Borrower and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made on the Closing Date to consummate the Transaction;

(d) to the extent constituting Restricted Payments, Holdings, the Borrowers and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted to be made by the Borrowers, Holdings or such Restricted Subsidiary by any provision of Sections 7.04 or Section 7.08(d), (h) and (j);

(e) repurchases of Equity Interests in Holdings, the Borrowers or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) Holdings may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or any such parent of Holdings) by any future, present or former officer, employee, consultant or director of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries (or their respective estates, executors, administrators, heirs, legatees or distributees) pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future or former officer, employee, consultant or director of Holdings or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) in any calendar year, when combined with the aggregate amount of all cash payments (whether principal or interest) made by the Loan Parties in respect of any promissory notes pursuant to Section 7.03(i) in such calendar year, shall not exceed $5,000,000, provided further that the unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(f) in any calendar year (after giving effect to such carry-forward), when aggregated with the aggregate amount of cash payments made in respect of notes pursuant to Section 7.03(i) in such calendar year (after giving effect to such carry-forward), shall not exceed $7,500,000;

(g) the Borrowers and the Restricted Subsidiaries may make Restricted Payments to Holdings:

(i) the proceeds of which will be used to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings (or such parent) attributable to Holdings, the U.S. Borrower or its Restricted Subsidiaries determined as if the U.S. Borrower and its Restricted Subsidiaries filed separately;

(ii) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $2,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of the Borrowers and the Restricted Subsidiaries;

(iii) the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parent’s) corporate existence;

(iv) the proceeds of which shall be used by Holdings to make Restricted Payments otherwise permitted by this Section 7.06; and

(v) to finance any Investment permitted to be made pursuant to Section 7.02(i); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the U.S. Borrower or one or more of its Subsidiaries that is a U.S. Loan Party or (2) the merger (to the extent permitted in Section 7.04) of the Person formed in order to consummate such Permitted Acquisition (or the Person acquired pursuant to such Permitted Acquisition) into the U.S. Borrower or one of its Subsidiaries that is a U.S. Loan Party, in each case, in accordance with the requirements of Section 6.11;

(h) so long as no Default then exists or would result therefrom, other Restricted Payments in an aggregate amount not to exceed $10,000,000 in any fiscal year; and

(i) in addition to the foregoing Restricted Payments and so long as (i) no Default shall have occurred and be continuing or would result therefrom, (ii) the Credit Agreement Parties are in Pro Forma Compliance with the Financial Covenant and (iii) the Available Amount Leverage Condition has been satisfied, Holdings may make additional Restricted Payments, in an aggregate amount not to exceed the Available Amount at such time.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and the Restricted Subsidiaries, taken as a whole, on the date hereof or any business reasonably related or ancillary thereto.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the U.S. Borrower, whether or not in the ordinary course of business, other than (a) transactions (i) among the Loan Parties in the ordinary course of business, (ii) among the U.S. Loan Parties or (iii) among the P.R. Loan Parties, (b) on terms substantially as favorable to Holdings, the U.S. Borrower, the P.R. Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the U.S. Borrower, the P.R. Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses related to the Transaction, (d) the issuance of Equity Interests to the management of Holdings, the U.S. Borrower or any of its Subsidiaries in connection with the Transaction, (e) loans and other transactions among Holdings, the Borrowers and the Restricted Subsidiaries to the extent expressly permitted under this Article 7, (f) employment and severance arrangements between Holdings, the Borrowers and the Restricted Subsidiaries and their respective directors, officers, employees and consultants in the ordinary course of business, (g) payments by Holdings (and any direct or indirect parent thereof), the Borrowers and the Restricted Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent thereof), the Borrowers and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operations of the Borrowers and the Restricted Subsidiaries, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings, the Borrowers and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrowers and the Restricted

Subsidiaries, (i) transactions pursuant to permitted agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (j) the Transactions and (k) transactions permitted under Section 7.06.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the U.S. Borrower to make Restricted Payments to the U.S. Borrower or any other Restricted Subsidiary or (b) the U.S. Borrower or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any renewal, extension or refinancing of such Indebtedness permitted under Section 7.03 so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the U.S. Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the U.S. Borrower; provided further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of the U.S. Borrower which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting Third Party Financing), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the U.S. Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (xii) are imposed by Law or by any Governmental Authority.

SECTION 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 7.11. Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio as of the last day of any Test Period to be greater than the ratio set forth below opposite the last day of such Test Period:

Test Period	Senior Secured Leverage Ratio
December 31, 2007	5.00:1.00
March 31, 2008	5.00:1.00
June 30, 2008	5.00:1.00
September 30, 2008	5.00:1.00
December 31, 2008	5.00:1.00
March 31, 2009	4.50:1.00
June 30, 2009	4.50:1.00
September 30, 2009	4.50:1.00
December 31, 2009	4.50:1.00
March 31, 2010	4.00:1.00
June 30, 2010	4.00:1.00
September 30, 2010	4.00:1.00
December 31, 2010	4.00:1.00
March 31, 2011	4.00:1.00
June 30, 2011	4.00:1.00
September 30, 2011	4.00:1.00
December 31, 2011	4.00:1.00
March 31, 2012 and thereafter	3.50:1.00

SECTION 7.12. Accounting Changes. Make any change in fiscal quarter or fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal quarter or fiscal year to any other fiscal quarter or fiscal year reasonably acceptable to the Administrative Agent, in which case, the Credit Agreement Parties and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal quarter or fiscal year.

SECTION 7.13. Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Indebtedness incurred under Section 7.03(g) (and any Permitted Refinancing thereof) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (all such Indebtedness described above in this clause (a), “Third Party Financing”) or make any payment in violation of any subordination terms of any Third Party Financing Documentation, except, so long as (in the case of clauses (i), (ii) and (iv) below) no Default shall have occurred and be continuing or would result therefrom, (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), to the extent not required to prepay any Loans or Facility pursuant to Section 2.05(b), (ii) the conversion of any Third Party Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings, (iii) the prepayment of Indebtedness of the U.S. Borrower or any Restricted Subsidiary to the U.S. Borrower or any Restricted Subsidiary to

the extent permitted by the Intercompany Subordination Agreement and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of any Third Party Financing prior to its scheduled maturity; provided that (x) the Credit Agreement Parties are in Pro Forma Compliance with the Financial Covenant, (y) the Available Amount Leverage Condition has been satisfied and (z) the aggregate amount of such prepayments, redemptions, purchases, defeasances and other payments do not exceed the sum of (1) $5,000,000 and (2) Available Amount at such time.

(b) Amend, modify or change (x) the subordination provision (if any) of any Third Party Financing Documentation (or the component definitions contained therein) or (y) any term or condition any Third Party Financing Documentation in any manner materially adverse to the interests of the Lenders, in any such case without the consent of the Administrative Agent.

(c) Designate any Indebtedness (or related interest obligations) as “Designated Senior Debt” or any similar term (as defined in any Third Party Financing Documentation), in each case, except for the Obligations described in clause (x) of the definition thereof.

SECTION 7.14. Equity Interests of the U.S. Borrower and Restricted Subsidiaries. Permit any Subsidiary that is a Restricted Subsidiary to be a non-wholly owned Subsidiary, except (i) as a result of or in connection with a dissolution, merger, consolidation or Disposition of a Restricted Subsidiary permitted by Section 7.04 or 7.05 or an Investment in any Person permitted under Section 7.02 or (ii) so long as such Restricted Subsidiary continues to be (i) a U.S. Guarantor, in the case of a Domestic Subsidiary, or (ii) a P.R. Subsidiary Guarantor, in the case of a Restricted Subsidiary of the P.R. Borrower.

SECTION 7.15. Holding Company. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than (i) its ownership of the Equity Interests of the U.S. Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the U.S. Borrower, (iv) the performance of the Loan Documents and the Separation Documents, (v) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 7, including incurring the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under this Article 7, including making any Restricted Payment permitted by Section 7.06 or holding any cash received in connection with Restricted Payments made by the U.S. Borrower in accordance with Section 7.06 pending application thereof by Holdings in the manner contemplated by Section 7.06, (vii) incurring fees, costs and expenses relating to overhead and general operations including professional fees for legal, tax and accounting issues, (viii) providing indemnification to officers and directors and as otherwise permitted in Article 7 and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this Section 7.15.

ARTICLE VIII

Events Of Default and Remedies

SECTION 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Credit Agreement Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.05(x) (solely with respect to Holdings and each Borrower) or Article 7; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for thirty (30) days after written notice thereof given by the Administrative Agent to the U.S. Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder), together with any other Indebtedness (other than Indebtedness hereunder) in respect of which such a payment default exists, having an aggregate principal amount for all such Indebtedness of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to Indebtedness having an aggregate principal amount for all such Indebtedness of not less than the Threshold Amount, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations and termination of the Aggregate Commitments, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan

Party denies in writing that it has any further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral), on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the U.S. Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement or any nonconsensual Liens arising solely by operation of Law.

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c) require that the U.S. Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of any Event of Default under clause (f) or (g) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the U.S. Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of Holdings, have assets with a value in excess of 5% of the Consolidated Total Assets and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the total revenues of Holdings and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 8.04. U.S. Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under Section 8.01(b) arising from the Credit Agreement Parties failure to comply with the Financial Covenant and until the expiration of the twentieth (20th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, Holdings may effect a Permitted Equity Issuance and apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds (i) are contributed as common equity to the U.S. Borrower no later than twenty (20) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) are Not Otherwise Applied and (iii) do not exceed the aggregate amount necessary to cure such Event of Default for any applicable period. The parties hereby acknowledge that this Section 8.04(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any amounts including, without limitations, any “baskets” contained in Article VII, other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b) Notwithstanding the provisions of Section 8.04(a), in each period of four fiscal quarters, there shall be at least one (1) fiscal quarter in which no cure set forth in Section 8.04(a) is made.

ARTICLE IX

Administrative Agent, Other Agents and Arrangers

SECTION 9.01. Appointment and Authorization of Agents and Arrangers. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent (and solely with respect to the right of consent expressly set forth in Section 2.14, the Arrangers) required to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and the Arrangers shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Arrangers have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Arrangers. Without limiting the generality of the foregoing sentence, the use of the term “agent” or “arranger” herein and in the other Loan Documents with reference to any Agent or Arranger is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04. Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Agents in their Individual Capacities. DBNY and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though DBNY were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DBNY or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, DBNY shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include DBNY in its individual capacity.

SECTION 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the U.S. Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the U.S. Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the U.S. Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the U.S. Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the U.S. Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree that:

(a) any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (unless such Letter of Credit has been Cash Collateralized pursuant to Section 2.03(g), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the U.S. Borrower, the P.R. Borrower or any other Guarantor, (iii) subject to Section 12.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) upon the Disposition of any such property in a transaction permitted hereunder, or (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i), or (p); and

(c) any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder (including as a result of a Guarantor being redesignated as an Unrestricted Subsidiary); provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Third Party Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the U.S. Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13. Appointment of Supplemental Administrative Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Sections 12.04 and 12.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the U.S. Borrower, the P.R. Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the U.S. Borrower, the P.R. Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

The U.S. Borrower Guaranty

SECTION 10.01. The U.S. Borrower Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and to induce the Lenders or any of their respective Affiliates to enter into Secured Hedge Agreements or Cash Management Services, and in recognition of the direct benefits to be received by the U.S. Borrower from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of Secured Hedge Agreements or Cash Management Services, the U.S. Borrower hereby unconditionally and irrevocably guarantees (the “U.S. Borrower Guaranty”), as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the U.S. Borrower Guaranteed Obligations to the P.R. Guaranteed Creditors. If any or all of the U.S. Borrower Guaranteed Obligations to the P.R. Guaranteed Creditors becomes due and payable hereunder, the U.S. Borrower unconditionally promises to pay such indebtedness to the P.R. Guaranteed Creditors, on demand, together with any and all expenses which may be incurred by the P.R. Guaranteed Creditors in collecting any of the U.S. Borrower Guaranteed Obligations. This U.S. Borrower Guaranty is a guaranty of payment and not of collection. This U.S. Borrower Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If any claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the U.S. Borrower Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the P.R. Borrower), then and in such event the U.S. Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the U.S. Borrower, notwithstanding any revocation of this U.S. Borrower Guaranty or any other instrument evidencing any liability of the P.R. Borrower or any U.S. Borrower Guaranteed Party, and the U.S. Borrower shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

SECTION 10.02. Bankruptcy. Additionally, the U.S. Borrower unconditionally and irrevocably, guarantees the payment of any and all of the U.S. Borrower Guaranteed Obligations to the P.R. Guaranteed Creditors whether or not due or payable by the P.R. Borrower upon the occurrence of any of the events specified in Section 8.01(f), and unconditionally promises to pay such indebtedness to the P.R. Guaranteed Creditors, or order, on demand.

SECTION 10.03. Nature of Liability. The liability of the U.S. Borrower hereunder is exclusive and independent of any security for or other guaranty of the U.S. Borrower Guaranteed Obligations whether executed by the U.S. Borrower, any other guarantor or by any other party, and the liability of the U.S. Borrower hereunder is not affected or impaired by (a) any direction as to application of payment by the P.R. Borrower, any other U.S. Borrower Guaranteed Party or any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the U.S. Borrower Guaranteed Obligations, or (c) any payment on or in respect of any such other guaranty or undertaking, or (d)

any dissolution, termination or increase, decrease or change in personnel by the P.R. Borrower or (e) any payment made to the P.R. Guaranteed Creditors on the U.S. Borrower Guaranteed Obligations which any such Guaranteed Creditor repays to the P.R. Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the U.S. Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 10.05, or (g) the lack of validity or enforceability of any Loan Document or any other instrument relating thereto.

SECTION 10.04. Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the U.S. Borrower Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this U.S. Borrower Guaranty, and this U.S. Borrower Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the U.S. Borrower Guaranteed Obligations. The obligations of the U.S. Borrower hereunder are independent of the obligations of the P.R. Borrower, any other U.S. Borrower Guaranteed Party, any other guarantor or any other party, and a separate action or actions may be brought and prosecuted against the U.S. Borrower whether or not action is brought against the P.R. Borrower, any other U.S. Borrower Guaranteed Party, any other guarantor or any other party and whether or not the P.R. Borrower, any other U.S. Borrower Guaranteed Party, any other guarantor or any other party be joined in any such action or actions. The U.S. Borrower waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the P.R. Borrower or other circumstance that operates to toll any statute of limitations as to the P.R. Borrower or such other U.S. Borrower Guaranteed Party shall operate to toll the statute of limitations as to the U.S. Borrower.

SECTION 10.05. Authorization. The U.S. Borrower authorizes the P.R. Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the U.S. Borrower Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this U.S. Borrower Guaranty made shall apply to the U.S. Borrower Guaranteed Obligations as so changed, extended, renewed, increased or altered;

(b) take and hold security for the payment of the U.S. Borrower Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the U.S. Borrower Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the P.R. Borrower, any other U.S. Borrower Guaranteed Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the P.R. Borrower, any other U.S. Borrower Guaranteed Party or other obligors;

(e) settle or compromise any of the U.S. Borrower Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the P.R. Borrower to their respective creditors other than the P.R. Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the P.R. Borrower to the P.R. Guaranteed Creditors regardless of what liability or liabilities of the P.R. Borrower or such other U.S. Borrower Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, any Secured Hedge Agreement or Cash Management Services or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document, any Secured Hedge Agreement or Cash Management Services or any of such other instruments or agreements; and/or

(h) take any other action that would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the U.S. Borrower from its liabilities under this U.S. Borrower Guaranty.

SECTION 10.06. Reliance. It is not necessary for the P.R. Guaranteed Creditors to inquire into the capacity or powers of the P.R. Borrower or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any U.S. Borrower Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SECTION 10.07. Subordination. Any of the indebtedness of the P.R. Borrower now or hereafter owing to the U.S. Borrower is hereby subordinated to the U.S. Borrower Guaranteed Obligations of the P.R. Borrower or such other U.S. Borrower Guaranteed Party owing to the P.R. Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the P.R. Borrower or such other U.S. Borrower Guaranteed Party to the U.S. Borrower shall be collected, enforced and received by the U.S. Borrower for the benefit of the P.R. Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the P.R. Guaranteed Creditors on account of the U.S. Borrower Guaranteed Obligations of the P.R. Borrower or such other U.S. Borrower Guaranteed Party to the P.R. Guaranteed Creditors, but without affecting or impairing in any manner the liability of the U.S. Borrower under the other provisions of this U.S. Borrower Guaranty. Prior to the transfer by the U.S. Borrower of any note or negotiable instrument evidencing any of the indebtedness of the P.R. Borrower to the U.S. Borrower, the U.S. Borrower shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the U.S. Borrower hereby agrees with the P.R. Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this U.S. Borrower Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all U.S. Borrower Guaranteed Obligations have been irrevocably paid in full in cash.

SECTION 10.08. Waive. (a) The U.S. Borrower waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the P.R. Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the P.R. Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The U.S. Borrower waives any defense based on or arising out of any defense of the P.R. Borrower, any other guarantor or any other party, other than payment in full in cash of the U.S. Borrower Guaranteed Obligations, based on or arising out of the disability of the P.R. Borrower, any other Guaranteed Party, any other guarantor or any other party, or the unenforceability of the U.S. Borrower Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the P.R. Borrower other than payment in full in cash of the U.S. Borrower Guaranteed Obligations. The P.R. Guaranteed Creditors may, at their election, foreclose on any security held by any Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the P.R. Guaranteed Creditors may have against the P.R. Borrower or any other party, or any security, without affecting or impairing in any way the liability of the U.S. Borrower hereunder except to the extent the U.S. Borrower Guaranteed Obligations have been paid in full in cash. The U.S. Borrower waives any defense arising out of any such election by the P.R. Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the U.S. Borrower against the P.R. Borrower any other U.S. Borrower, Guaranteed Party or any other party or any security.

(b) The U.S. Borrower waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this U.S. Borrower Guaranty, and notices of the existence, creation or incurring of new or additional U.S. Borrower Guaranteed Obligations. The U.S. Borrower assumes all responsibility for being and keeping itself informed of the P.R. Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the U.S. Borrower Guaranteed Obligations and the nature, scope and extent of the risks which the U.S. Borrower assumes and incurs hereunder, and agrees that the P.R. Guaranteed Creditors shall have no duty to advise the U.S. Borrower of information known to them regarding such circumstances or risks.

(c) Until such time as the U.S. Borrower Guaranteed Obligations have been paid in full in cash, the U.S. Borrower hereby waives all rights of subrogation which it may at any time otherwise have as a result of this U.S. Borrower Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the P.R. Guaranteed Creditors against the P.R. Borrower or any other guarantor of the U.S. Borrower Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the P.R. Borrower or any other guarantor which it may at any time otherwise have as a result of this U.S. Borrower Guaranty.

(d) The U.S. Borrower hereby acknowledges and affirms that it understands that to the extent the U.S. Borrower Guaranteed Obligations are secured by real property located in California, the U.S. Borrower shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such real property by trustee sale or any other reason impairing the U.S. Borrower or any Guaranteed Creditor’s right to proceed against the P.R. Borrower or any other guarantor of the U.S. Borrower Guaranteed Obligations. In accordance with Section 2856 of the California Code of Civil Procedure, the U.S. Borrower hereby waives:

(i) all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the U.S. Borrower by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Code of Civil Procedure;

(ii) all rights and defenses that the U.S. Borrower may have because the U.S. Borrower Guaranteed Obligations are secured by real property located in California, meaning, among other things, that: (A) the P.R. Guaranteed Creditors may collect from the U.S. Borrower without first foreclosing on any real or personal property collateral pledged by any Credit Party, and (B) if the P.R. Guaranteed Creditors foreclose on any real property collateral pledged by any Credit Agreement Party, (1) the amount of the U.S. Borrower Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the P.R. Guaranteed Creditors may collect from the U.S. Borrower even if the P.R. Guaranteed Creditors, by foreclosing on the real property collateral, have destroyed any right the U.S. Borrower may have to collect from the P.R. Borrower, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the U.S. Borrower may have because the U.S. Borrower Guaranteed Obligations are secured by real property (including, without limitation, any rights or defenses based upon Section 580a, 580d or 726 of the California Code of Civil Procedure); and

(iii) all rights and defenses arising out of an election of remedies by the P.R. Guaranteed Creditors, even though that election of remedies, such as a non-judicial foreclosure with respect to security for the U.S. Borrower Guaranteed Obligations, has destroyed the U.S. Borrower’s rights of subrogation and reimbursement against the P.R. Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(e) The U.S. Borrower warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

SECTION 10.09. Payments. All payments made by the U.S. Borrower pursuant to this Section 10 shall be made in Dollars. All payments made by the U.S. Borrower pursuant to this Section 10 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 2.12 and 3.01.

ARTICLE XI

The Holdings Guaranty

SECTION 11.01. The Holdings Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and to induce the Lenders or any of their respective Affiliates to enter into Secured Hedge Agreements or Cash Management Services, and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of Secured Hedge Agreements or Cash Management Services, Holdings hereby unconditionally and irrevocably guarantees (the “Holdings Guaranty”), as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Holdings Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Holdings Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, Holdings unconditionally promises to pay such indebtedness to the Guaranteed Creditors, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Holdings Guaranteed Obligations. This Holdings Guaranty is a guaranty of payment and not of collection. This Holdings Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If any claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Holdings Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or any other instrument evidencing any liability of the Borrowers, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

SECTION 11.02. Bankruptcy. Additionally, Holdings unconditionally and irrevocably, guarantees the payment of any and all of the Holdings Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrowers upon the occurrence of any of the events specified in Section 8.01(f), and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.

SECTION 11.03. Nature of Liability. The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of the Holdings Guaranteed Obligations whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder is not affected or impaired by (a) any direction as to application of payment by the Borrowers or any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Holdings Guaranteed Obligations, or (c) any payment on or in respect of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers or (e) any payment made to the Guaranteed Creditors on the Holdings Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 11.05, or (g) the lack of validity or enforceability of any Loan Document or any other instrument relating thereto.

SECTION 11.04. Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Holdings Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Holdings Guaranty, and this Holdings Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Holdings Guaranteed Obligations. The obligations of Holdings hereunder are independent of the obligations of the Borrowers, any other guarantor or any other party, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against the Borrowers, any other Holdings Guaranteed Party, any other guarantor or any other party and whether or not the Borrowers, any other Holdings Guaranteed Party, any other guarantor or any other party be joined in any such action or actions. Holdings waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrowers or any other Holdings Guaranteed Party or other circumstance that operates to toll any statute of limitations as to the Borrowers or such other Holdings Guaranteed Party shall operate to toll the statute of limitations as to Holdings.

SECTION 11.05. Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Holdings Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty made shall apply to the Holdings Guaranteed Obligations as so changed, extended, renewed, increased or altered;

(b) take and hold security for the payment of the Holdings Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Holdings Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Borrowers, any other Holdings Guaranteed Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrowers, any other Holdings Guaranteed Party or other obligors;

(e) settle or compromise any of the Holdings Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers or any other Holdings Guaranteed Party to their respective creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers or any other Holdings Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of the Borrowers or such other Holdings Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, any Secured Hedge Agreement or Cash Management Services or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document, any Secured Hedge Agreement or Cash Management Services or any of such other instruments or agreements; and/or

(h) take any other action that would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

SECTION 11.06. Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of the Borrowers or any other Holdings Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any Holdings Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SECTION 11.07. Subordination. Any of the indebtedness of the Borrowers or any other Holdings Guaranteed Party now or hereafter owing to Holdings is hereby subordinated to the Holdings Guaranteed Obligations of the Borrowers or such other Holdings Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrowers or such other Holdings Guaranteed Party to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Holdings Guaranteed Obligations of the Borrowers or such other Holdings Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any of the indebtedness of the Borrowers or any other Holdings Guaranteed Party to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Holdings Guaranteed Obligations have been irrevocably paid in full in cash.

SECTION 11.08. Waiver. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrowers or any other Holdings Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrowers or any other Holdings Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or arising out of any defense of the Borrowers or any other Holdings Guaranteed Party, any other guarantor or any other party, other than payment in full in cash of the Holdings Guaranteed Obligations, based on or arising out of the disability of the Borrowers, any other Guaranteed Party, any other guarantor or any other party, or the unenforceability of the Holdings Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers or any other Holdings Guaranteed Party other than payment in full in cash of the Holdings Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by any Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrowers, any other Holdings Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Holdings Guaranteed Obligations have been paid in full in cash. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrowers or any other party or any security.

(b) Holdings waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Holdings Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Holdings Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise Holdings of information known to them regarding such circumstances or risks.

(c) Until such time as the Holdings Guaranteed Obligations have been paid in full in cash, Holdings hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against the Borrowers or any other guarantor of the Holdings Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrowers or any other guarantor which it may at any time otherwise have as a result of this Holdings Guaranty.

(d) Holdings hereby acknowledges and affirms that it understands that to the extent the Holdings Guaranteed Obligations are secured by real property located in California, Holdings shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such real property by trustee sale or any other reason impairing Holdings or any Guaranteed Creditor’s right to proceed against any Borrower or any other guarantor of the Holdings Guaranteed Obligations. In accordance with Section 2856 of the California Code of Civil Procedure, Holdings hereby waives:

(i) all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Holdings by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Code of Civil Procedure;

(ii) all rights and defenses that Holdings may have because the Holdings Guaranteed Obligations are secured by real property located in California, meaning, among other things, that: (A) the Guaranteed Creditors may collect from Holdings without first foreclosing on any real or personal property collateral pledged by any Credit Agreement Party, and (B) if the Guaranteed Creditors foreclose on any real property collateral pledged by any Credit Agreement Party, (1) the amount of the Holdings Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Guaranteed Creditors may collect from Holdings even if the Guaranteed Creditors, by foreclosing on the real property collateral, have destroyed any right Holdings may have to collect from any Borrower, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because the Holdings Guaranteed Obligations are secured by real property (including, without limitation, any rights or defenses based upon Section 580a, 580d or 726 of the California Code of Civil Procedure); and

(iii) all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election of remedies, such as a non-judicial foreclosure with respect to security for the Holdings Guaranteed Obligations, has destroyed Holdings’ rights of subrogation and reimbursement against any Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(e) Holdings warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

SECTION 11.09. Payments. All payments made by Holdings pursuant to this Section 11 shall be made in Dollars. All payments made by Holdings pursuant to this Section 11 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 2.12 and 3.01.

ARTICLE XII

Miscellaneous

SECTION 12.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the U.S. Borrower, the P.R. Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the U.S. Borrower, the P.R. Borrower or the applicable Loan Party, as the case may be, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) extend the date of any scheduled repayment of any Tranche of Term Loans pursuant to Sections 2.07(a), (b) or (c) without the consent of the Supermajority Lenders holding such Tranche of Term Loans, or amend the definition of Supermajority Lenders without the consent of the Supermajority Lenders with respect to each Tranche of Term Loans (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Credit Commitments are included on the Closing Date);

(c) postpone the final scheduled maturity date for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 12.01) any fees (including fees set forth in Section 2.05(a)(iv)) or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e) change any provision of this Section 12.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06(c) or 2.13 without the written consent of each Lender affected thereby;

(f) other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(g) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 12.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of Lenders holding more than 50% of any Class of Commitments shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes. Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 12.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and Commitments. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the U.S. Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the U.S. Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding U.S. Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

SECTION 12.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 12.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The U.S. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the U.S. Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 12.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 12.04. Attorney Costs, Expenses and Taxes. Each Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of White & Case LLP, and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. The agreements in this Section 12.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 12.04 shall be paid within ten (10) Business Days of receipt by the respective Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 12.05. Indemnification by the U.S. Borrower. Whether or not the transactions contemplated hereby are consummated, each Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and actual out-of-pocket cost, out-of-pocket expenses (including Attorney Costs, limited to Attorney Costs in connection with one counsel for all Indemnitees (and, solely in the case of an actual conflict of interest, one additional counsel to the affected Indemnitees, taken as a whole)) and liabilities of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, that no Borrower shall have any obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides such Borrower an executed undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by such Borrower to such Indemnitee to the extent such Indemnified Party is found, pursuant to a nonappealable judgment of a court of competent jurisdiction, to not be entitled to such amounts pursuant to the terms hereof; provided further that such indemnity shall not, as to any Indemnitee, be available to the extent that (a) such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the willful misconduct, bad faith, fraud or gross negligence of such Indemnitee or of any Affiliate, director, officer, employee, counsel, agent, trustee, investment advisor or attorney-in-fact of such Indemnitee, (b) for any Indemnitee’s (or any of its affiliate’s or related party’s) breach of its obligations under the Loan Documentation, or (c) for any dispute arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of any Borrower or any of its affiliates and that is brought by an Indemnitee against any other Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement in the absence of such Indemnitee’s or of any Affiliate, director, officer, employee, counsel, agent, trustee, investment advisor or attorney-in-fact of such Indemnitee’s gross negligence or willful misconduct, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 12.05 shall be paid within ten (10) Business Days after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 12.05. The agreements in this Section 12.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 12.06. Payments Set Aside. To the extent that any payment by or on behalf of either Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate for the first three days and equal to the rate applicable to Revolving Credit Loans that are maintained as Base Rate Loans for each day thereafter.

SECTION 12.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Agreement Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 12.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.07(g) or (iv) to an SPC in accordance with the provisions of Section 12.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees that is not the U.S. Borrower or any of its affiliates or a Disqualified Institution (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 12.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the U.S. Borrower, provided that no consent of the U.S. Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a) or (in each case with respect to any Loan Party) Section 8.01, (f) or (g) has occurred and is continuing, any Assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a U.S. Term Lender or a P.R. Term Lender or an Approved Fund in respect of a U.S. Term Lender or a P.R. Term Lender or (ii) to an Agent or an Affiliate of an Agent;

(C) each Principal L/C Issuer at the time of such assignment, provided that no consent of the Principal L/C Issuers shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent; and

(D) the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility), or $1,000,000 (in the case of a Term Loan) unless each of the U.S. Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the U.S. Borrower shall be required if an Event of Default under Section 8.01(a) or (in each case with respect to any Loan Party) Section 8.01, (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that no such processing and recordation fee shall be payable in connection with an assignment in accordance with Section 3.07(a); and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the respective Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the U.S. Borrower shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the U.S. Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The registration of an assignment or transfer or all or part of any Commitments, Loans, L/C Obligations or L/C Borrowings shall be recorded by the Administrative Agent on the Register only upon acceptance by the Administrative Agent of a properly executed and delivered assignment agreement and assumption agreement pursuant to this Section 12.07(d). Coincident with the delivery of such an assignment and assumption agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Register shall be available for inspection by the respective Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrowers agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.07(d).

(e) Any Lender may at any time, without the consent of, or notice to, the U.S. Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender, sell participations to any Person (other than a natural person, the U.S. Borrower or any of its affiliates or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line

Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the U.S. Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that directly affects such Participant. Subject to Section 12.07(f), the U.S. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the U.S. Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the U.S. Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the U.S. Borrower, to comply with Section 3.01 as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the U.S. Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any U.S. Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the U.S. Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 12.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the U.S. Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the U.S. Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the U.S. Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the U.S. Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 12.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (“Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practice (in the case of any Person that is a bank) and that the relevant Agent or Lender shall be responsible for the compliance by its Affiliates and its and its Affiliates’ Related Parties with the foregoing provision); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 12.08 (or as may otherwise be reasonably acceptable to the U.S. Borrower), to any pledgee referred to in Section 12.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the U.S. Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 12.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 12.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 12.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the U.S. Borrower or any other Loan Party, any such notice being waived by the U.S. Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify in writing the U.S. Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the

Administrative Agent and each Lender under this Section 12.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 12.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the U.S. Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 12.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 12.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 12.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Cash

Management Obligations or contingent indemnification obligations, in any such case, not then due and payable) or any Letter of Credit shall remain outstanding.

SECTION 12.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.15. GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE U.S. BORROWER, THE P.R. BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE U.S. BORROWER, THE P.R. BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 12.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 12.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and Holdings and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender and their respective successors and assigns, except that each Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, except as permitted by Section 7.04.

SECTION 12.18. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 12.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 12.19. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

APP PHARMACEUTICALS, LLC, as the U.S. Borrower

By:	/s/ Patrick Soon-Shiong
	Name:	Patrick Soon-Shiong
Chief Executive Officer

ABRAXIS BIOSCIENCE MANUFACTURING LLC, as the P.R. Borrower

By:	/s/ Patrick Soon-Shiong
	Name:	Patrick Soon-Shiong
Chief Executive Officer of APP Pharmaceuticals, LLC, the sole member

APP PHARMACEUTICALS, INC., as a Guarantor

By:	/s/ Patrick Soon-Shiong
	Name:	Patrick Soon-Shiong
	Title:	Chief Executive Officer

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, L/C Issuer and Swing Line Lender

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Vice President

By:	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

DEUTSCHE BANK SECURITIES INC., as an Arranger

By:	/s/ Darren Campili
	Name:	Darren Campili
	Title:	Director

By:	/s/ Stephanie Perry
	Name:	Stephanie Perry
	Title:	Director

WACHOVIA CAPITAL MARKETS, LLC, as an Arranger

By:	/s/ Charles Edwards, III
	Name:	Charles Edwards, III
	Title:	Director

FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”), dated as of December 13, 2007, among APP Pharmaceuticals, Inc., a Delaware corporation (“Holdings”), APP Pharmaceuticals, LLC, a Delaware limited liability company (the “U.S. Borrower”), Abraxis Bioscience Manufacturing, LLC (to be renamed APP Pharmaceuticals Manufacturing, LLC) a Puerto Rico limited liability company (the “P.R. Borrower” and together with the U.S. Borrower, the “Borrowers”), Deutsche Bank AG New York Branch, as Administrative Agent, Swing Line Lender and an L/C Issuer, certain lenders party to the Credit Agreement (collectively, the “Lenders” and individually, each a “Lender”), and Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as Joint Lead Arrangers and Joint Bookrunners. Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement referred to below are used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Holdings, the U.S. Borrower, the P.R. Borrower, various Lenders, the Administrative Agent and certain other Agents have entered into a Credit Agreement, dated as of November 13, 2007 (as amended, modified and/or supplemented to, but not including, the date hereof, the “Credit Agreement”);

WHEREAS, subject to the terms and conditions of this First Amendment, the parties hereto wish to amend certain provisions of, and enter into certain agreements with respect to, the Credit Agreement, in each case as herein provided;

NOW, THEREFORE, it is agreed;

A.	Amendments to the Credit Agreement.

1. The “Preliminary Statements” to the Credit Agreement are hereby amended by deleting the second paragraph thereof in its entirety and inserting in lieu thereof the following new paragraph:

“The Borrowers have requested that simultaneously with the consummation of the Spin-off, the Lenders extend credit to the Borrowers in the form of (i) term loans to the U.S. Borrower in an aggregate principal amount of $965,000,000, (ii) term loans to the P.R. Borrower in an aggregate principal amount of $35,000,000 and (iii) a revolving credit facility to the U.S. Borrower in an aggregate principal amount of $150,000,000.”

2. The definition of “Applicable Rate” appearing in Section 1 of the Credit Agreement is hereby amended by deleting the existing text thereof in its entirety and inserting in lieu thereof the following new text:

““Applicable Rate” means a percentage per annum equal to, with respect to (w) U.S. Tranche B Term Loans maintained as (A) Eurocurrency Rate Loans, 2.50%

(or, on and after the date of the most recent Incremental Facility Closing Date in respect of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans) and (B) Base Rate Loans, 1.50% (or, on and after the date of the most recent Incremental Facility Closing Date in respect of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans), (x) U.S. Tranche A Term Loans, P.R. Term Loans, Revolving Credit Loans and Letter of Credit fees, (i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (A) for U.S. Tranche A Term Loans, P.R. Term Loans and Revolving Credit Loans maintained as Eurocurrency Rate Loans, 2.25% (or, on and after the date of the most recent Incremental Facility Closing Date in respect of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans), (B) for U.S. Tranche A Term Loans, P.R. Term Loans and Revolving Credit Loans maintained as Base Rate Loans, 1.25% (or, on and after the date of the most recent Incremental Facility Closing Date in respect of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans) and (C) for Letter of Credit fees, 2.125% and (ii) thereafter, the percentages per annum set forth in the table below applicable to the respective Type of U.S. Tranche A Term Loans or P.R. Term Loans (or, on and after the date of the most recent Incremental Facility Closing Date in respect of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans) or Revolving Credit Loans or Letter of Credit fees, as the case may be, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Total Leverage Ratio	Applicable Rate for U.S. Tranche A Term Loans, P.R. Term Loans, and Revolving Credit Loans maintained as Eurocurrency Rate Loans	Applicable Rate for U.S. Tranche A Term Loans, P.R. Term Loans and Revolving Credit Loans maintained as Base Rate Loans	Applicable Rate for Letter of Credit Fees
1	Less than 2.00:1.00	1.75%	0.75%	1.625%
2	Greater than or equal to 2.00:1.00, but less than 3.00:1.00	2.00%	1.00%	1.875%
3	Greater than or equal to 3.00:1.00	2.25%	1.25%	2.125%

(y) unused Revolving Credit Commitments, 0.375% and (z) any Type of Incremental Term Loan of a given Tranche that is not a U.S. Tranche A Term Loan or a U.S. Tranche B Term Loan, that percentage per annum set forth in, or calculated in accordance with, Section 2.14 and the respective Incremental Amendment (or, on and after the date of the most recent Incremental Facility Closing Date in respect of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Incremental Term Loans).

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, the highest Pricing Level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained above in the definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by any Borrower for the relevant period pursuant to Sections 2.08 and 2.09 as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable as of (i) the date on which the Administrative Agent notified the U.S. Borrower of such inaccuracy or (ii) if such inaccuracy was caused by willful misconduct or gross negligence by the U.S. Borrower, at the time the interest or fees for such period were required to be paid pursuant to Section 2.08 or 2.09 (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.08, in accordance with the terms of this Agreement).”

3. The definition “Available Amount” appearing in Section 1 of the Credit Agreement is hereby amended by deleting the text “this clause (i)” appearing therein and inserting the text “this clause (ii)” in lieu thereof.

4. The definition “U.S. Tranche A Term Commitment” appearing in Section 1 of the Credit Agreement is hereby amended by deleting the last sentence of such definition in its entirety.

5. The definition “U.S. Tranche B Term Commitment” appearing in Section 1 of the Credit Agreement is hereby amended by deleting the last sentence of such definition in its entirety.

6. Section 2.04(a) of the Credit Agreement is hereby amended by deleting the first proviso contained therein in its entirety and replacing it with the following text:

“provided that, (i) except as otherwise provided above in this clause (a) after giving effect to any Swing Line Loan, in no event shall the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans exceed such Lender’s Revolving Credit Commitment then in effect and (ii) notwithstanding the foregoing, the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when any Revolving Credit Lender is a Defaulting Lender, unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the U.S. Borrower to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender’s participation in such Swing Line Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans;”

7. Section 2.05(b) of the Credit Agreement is hereby amended by (i) inserting the text “(A)” immediately after the text “(ii)” at the beginning of the second paragraph thereof and (ii) deleting the text “(A)” at the beginning of the third paragraph thereof and inserting in lieu thereof the text “(B)”.

8. Section 2.07(a) of the Credit Agreement is hereby amended by deleting said Section in its entirety and replacing it with the following text:

“(a) U.S. Tranche A Term Loans. On each date set forth below, the U.S. Borrower shall repay to the Administrative Agent for the ratable account of the U.S. Tranche A Term Lenders that principal amount of U.S. Tranche A Term Loans, to the extent then outstanding (after giving effect to reductions as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), as is set forth opposite each such date below:

U.S. Tranche A Term Loan Repayment Date	Amount
March 31, 2009	$2,906,250
June 30, 2009	$2,906,250
September 30, 2009	$2,906,250
December 31, 2009	$2,906,250

March 31, 2010	$11,625,000
June 30, 2010	$11,625,000
September 30, 2010	$11,625,000
December 31, 2010	$11,625,000

March 31, 2011	$17,437,500
June 30, 2011	$17,437,500
September 30, 2011	$17,437,500

U.S. Tranche A Term Loan Repayment Date	Amount
December 31, 2011	$17,437,500

March 31, 2012	$23,250,000
June 30, 2012	$23,250,000
September 30, 2012	$23,250,000
December 31, 2012	$23,250,000

March 31, 2013	$61,031,250
June 30, 2013	$61,031,250
September 30, 2013	$61,031,250
Maturity Date for U.S. Tranche A Term Loans	$61,031,250”

9. Section 2.07(b) of the Credit Agreement is hereby amended by deleting said Section in its entirety and replacing it with the following text:

“(b) U.S. Tranche B Term Loans. On each date set forth below, the U.S. Borrower shall repay to the Administrative Agent for the ratable account of the U.S. Tranche B Term Lenders that principal amount of U.S. Tranche B Term Loans, to the extent then outstanding (after giving effect to reductions as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), as is set forth opposite each such date below:

U.S. Tranche B Term Loan Repayment Date	Amount
March 31, 2008	$1,250,000
June 30, 2008	$1,250,000
September 30, 2008	$1,250,000
December 31, 2008	$1,250,000

March 31, 2009	$1,250,000
June 30, 2009	$1,250,000
September 30, 2009	$1,250,000
December 31, 2009	$1,250,000

March 31, 2010	$1,250,000
June 30, 2010	$1,250,000
September 30, 2010	$1,250,000
December 31, 2010	$1,250,000

March 31, 2011	$1,250,000

U.S. Tranche B Term Loan Repayment Date	Amount
June 30, 2011	$1,250,000
September 30, 2011	$1,250,000
December 31, 2011	$1,250,000

March 31, 2012	$1,250,000
June 30, 2012	$1,250,000
September 30, 2012	$1,250,000
December 31, 2012	$1,250,000

March 31, 2013	$1,250,000
June 30, 2013	$1,250,000
September 30, 2013	$1,250,000
Maturity Date for U.S. Tranche B Term Loans	$471,250,000”

10. Section 2.07(c) of the Credit Agreement is hereby amended by deleting said Section in its entirety and replacing it with the following text:

“(c) P.R. Term Loans. On each date set forth below, the P.R. Borrower shall repay to the Administrative Agent for the ratable account of the P.R. Term Lenders that principal amount of P.R. Term Loans, to the extent then outstanding (after giving effect to reductions as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), as is set forth opposite each such date below:

P.R. Term Loan Repayment Date	Amount
March 31, 2009	$218,750
June 30, 2009	$218,750
September 30, 2009	$218,750
December 31, 2009	$218,750

March 31, 2010	$875,000
June 30, 2010	$875,000
September 30, 2010	$875,000
December 31, 2010	$875,000

March 31, 2011	$1,312,500
June 30, 2011	$1,312,500
September 30, 2011	$1,312,500
December 31, 2011	$1,312,500

March 31, 2012	$1,750,000

P.R. Term Loan Repayment Date	Amount
June 30, 2012	$1,750,000
September 30, 2012	$1,750,000
December 31, 2012	$1,750,000

March 31, 2013	$4,593,750
June 30, 2013	$4,593,750
September 30, 2013	$4,593,750
Maturity Date for P.R. Term Loans	$4,593,750”

11. Section 4.01(a) of the Credit Agreement is hereby amended by deleting the text “within sixty (60) days after the Closing Date” appearing at the end thereof and inserting the text “within seventy-five (75) days after the Closing Date (or such later date as may be agreed to by the Administrative Agent)” in lieu thereof.

12. Section 6.13(b) of the Credit Agreement is hereby amended by deleting the text “within sixty (60) days of the Closing Date in the case of real property described in Schedule 1.01A” appearing therein and inserting the text “within seventy-five (75) days of the Closing Date (or such later date as may be agreed to by the Administrative Agent) in the case of real property described in Schedule 1.01A” in lieu thereof.

B.	Conversion of $100M of U.S. Tranche A Term Loans to U.S. Tranche B Term Loans.

1. The Lenders (as defined below) hereby agree to convert $100,000,000 of U.S. Tranche A Term Loans to U.S. Tranche B Term Loans under the Credit Agreement (such new U.S. Tranche B Term Loans, the “New U.S. Tranche B Term Loans”). Such conversion shall apply to convert each U.S. Tranche A Term Lenders outstanding U.S. Tranche A Term Loans ratably (its “Ratable Share”) based on the relative outstanding amounts of each U.S. Tranche A Term Loans held by each U.S. Tranche A Term Lender.

2. On the First Amendment Effective Date, $100,000,000 of outstanding U.S. Tranche A Term Loans shall be converted, as described below, into New U.S. Tranche B Term Loans having the following terms: (i) the borrower of the New U.S. Tranche B Term Loans shall be the U.S. Borrower, (ii) the aggregate principal amount of the New U.S. Tranche B Term Loans on the First Amendment Effective Date shall equal $100,000,000, (iii) after giving effect to this First Amendment, all terms applicable to the New U.S. Tranche B Term Loans (including, without limitation, maturity) shall be the same as those that theretofore applied to the U.S. Tranche B Term Loans under the Credit Agreement; and (iv) such New U.S. Tranche B Term Loans shall for all purposes of the Credit Agreement be referred to as (and constitute) U.S. Tranche B Term Loans, with all provisions of the Credit Agreement and related Loan Documents applicable to U.S. Tranche B Term Loans to fully apply to said New U.S. Tranche B Term Loans (which shall thereafter be called (and constitute) U.S. Tranche B Term Loans under the Credit Agreement and for purposes of the Loan Documents).

3. On the First Amendment Effective Date, each U.S. Tranche A Term Lender hereby agrees to convert its Ratable Share of the outstanding U.S. Tranche B Term Loans into New U.S. Tranche B Term Loans as provided above in this Part B.

4. All Interest Periods applicable to U.S. Tranche B Term Loans shall continue in effect after the First Amendment Effective Date and such Interest Periods shall also apply pro ratably to the New U.S. Tranche B Term Loans made on the First Amendment Effective Date (until such Interest Periods expire, at which time subsequent Interest Periods shall be determined in accordance with the provisions of Section 2.02 of the Credit Agreement). The New U.S. Tranche B Term Loans of the various Lenders shall be allocated pro ratably to such Interest Periods (based upon the relative principal amounts subject thereto immediately prior to the First Amendment Effective Date), with the effect being that the existing U.S. Tranche B Term Loans shall continue to be subject to the same Interest Periods and the New U.S. Tranche B Term Loans converted on the First Amendment Effective Date shall be ratably allocated to the various Interest Periods as described above.

5. The U.S. Borrower hereby agrees that, upon request to the Administrative Agent by any Lender made on or prior to the First Amendment Effective Date, in order to evidence such Lender’s New U.S. Tranche B Term Loans hereunder, the U.S. Borrower will execute and deliver to such Lender a U.S. Tranche B Term Note, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and in a principal amount equal to the unpaid principal amount of the New U.S. Tranche B Term Loans held by such Lender. Each such U.S. Tranche B Term Note evidencing a New U.S. Tranche B Term Loan shall (x) be dated the First Amendment Effective Date, (y) be payable as provided in Section 2.07 of the Credit Agreement and (z) provide for the payment of interest in accordance with Section 2.08 of the Credit Agreement.

C.	Miscellaneous Provisions.

1. In order to induce the Lenders to enter into this First Amendment, each of Holdings and each of the Borrowers hereby represents and warrants to each of the Lenders that:

(i) all of the representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the First Amendment Effective Date, both before and after giving effect to this First Amendment, with the same effect as though such representations and warranties had been made on and as of the First Amendment Effective Date (unless such representations and warranties relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(ii) there exists no Default or Event of Default on the First Amendment Effective Date, both before and after giving effect to this First Amendment.

2. This First Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement.

3. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with the U.S. Borrower and the Administrative Agent.

4. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

5. This First Amendment shall become effective on the date (the “First Amendment Effective Date”) when Holdings, the U.S. Borrower, the P.R. Borrower, each Lender, the Administrative Agent, and the Collateral Agent shall have each signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 Attention: Aliza Feldman (facsimile number 212-354-8113; e-mail address: afeldman@whitecase.com).

6. From and after the First Amendment Effective Date, all references in the Credit Agreement and each of the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement, as modified hereby on the First Amendment Effective Date.

IN WITNESS WHEREOF, the undersigned have caused this First Amendment to be duly executed and delivered as of the date first above written.

APP PHARMACEUTICALS, INC.

By:	/s/ Lisa Gopala
Name: Lisa Gopala
Title: EVP and CFO

APP PHARMACEUTICALS, LLC

By:	/s/ Lisa Gopala
Name: Lisa Gopala
Title: EVP and CFO

ABRAXIS BIOSCIENCE MANUFACTURING, LLC (to be renamed APP PHARMACEUTICALS MANUFACTURING, LLC)

By:	Lisa Gopala
Name: Lisa Gopala
Title: EVP and CFO

DEUTSCHE BANK AG NEW YORK BRANCH, Individually, as Administrative Agent as Swing Line Lender and as an L/C Issuer

By:	/s/ Carin Keegan
Name: Carin Keegan
Title: Vice President

By:	/s/ Evelyn Thierry
Name: Evelyn Thierry
Title: Vice President

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger

By:	/s/ William Frauen
Name: William Frauen
Title: MD

By:	/s/ Michael Busam
Name: Michael Busam
Title: VP

WACHOVIA CAPITAL MARKETS, LLC, as Joint Lead Arranger

By:	/s/ Charles Edwards, III
Name: Charles Edwards, III
Title: Director

WACHOVIA BANK NATIONAL ASSOCIATION

By:	/s/ Charles Edwards, III
Name: Charles Edwards, III
Title: Director